                                                                     EXHIBIT 1.1

[LUSCAR ENERGY PARTNERSHIP LOGO]
                                                           FOR IMMEDIATE RELEASE

LEP GENERATES RECORD EBITDA FOR THE SECOND QUARTER ENDED JUNE 30, 2004

TORONTO, ONTARIO, AUGUST 3, 2004. Luscar Energy Partnership (LEP) and Luscar Coal Ltd. (LCL) today released the following report on the second quarter ended June 30, 2004.

SECOND QUARTER HIGHLIGHTS

      -     Record EBITDA(1) of $37.7 million

      - Net cash generated by operating activities increased to $18.6 million

      -     Sales at 39 million tonne annual rate

      -     Coal Valley mine operating margin(1) improves to $1.5 million

      -     Export thermal coal production to expand by 2.0 million tonnes

      - 1.8 million tonne annual increase for domestic thermal coal as Genesee power plant expands

      - Single supplier selected for mine support equipment, savings expected

MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion and analysis of financial results of LEP and its wholly owned subsidiary LCL for the quarter ended June 30, 2004 should be read in conjunction with the consolidated financial statements and related notes contained in this interim report and our management discussion and analysis and the annual audited consolidated financial statements and related notes contained in LEP's Form 20-F filed June 30, 2004, with the United States Securities and Exchange Commission (SEC). The quarterly information provided herein is unaudited. All amounts are in Canadian dollars unless otherwise stated and sales volumes are in metric units.

As a result of the transfer of metallurgical assets formerly owned by LEP to the Fording Canadian Coal Trust (FCCT) in the first quarter of 2003, and the acquisition of the thermal coal assets from a subsidiary of Sherritt Coal Partnership II (SCPII) in October of 2003, certain information in the financial statements for prior periods has been reclassified to conform to the presentation format adopted for 2004. Results for the metallurgical assets have been disclosed as discontinued operations. The revised presentation is representative of our ongoing operations.

REVIEW OF LUSCAR ENERGY PARTNERSHIP RESULTS

LEP's EBITDA(1) during the second quarter was a record $37.7 million, compared with $31.9 million for the same quarter last year, reflecting the inclusion of $14.6 million of operating margin(1) from the thermal assets acquired in October 2003 and the continuing profitability at the Coal Valley mine as a result of efficiencies and higher export coal prices. Operating margin(1) from export thermal coal sales was $6.2 million higher in the second quarter compared to the same quarter last year. Operating margin(1) from the Paintearth mine was less than the same period last year due to a maintenance outage at the adjacent power generating station. A $2.7 million rebate of disability and life insurance premiums, reflecting improved safety performance, was recorded in other income during the second quarter of 2004. LEP recorded a 2004 second quarter net loss of $3.6 million compared to net earnings of $87.8 million during the same quarter last year. Increased EBITDA(1) during the second quarter of 2004 was offset by higher depreciation and an $8.2 million non-cash, pre-tax foreign currency translation loss on LCL's USD $275 million 9.75% senior notes. Net earnings for the six months ended June 30, 2004 was $6.9 million.
Second quarter results in 2003 included a one-time pre-tax severance provision of $10.0 million related to our efforts to enhance our thermal coal business and a $21.4 million gain on the redemption of the Boundary Dam promissory note. A recovery of future income taxes of $57.4 million, attributable to substantially-enacted federal income tax rate changes for resource companies, combined with a $31.4 million non-cash, pre-tax foreign currency translation gain on LCL's USD $275 million 9.75% senior notes, contributed to a 2003 second quarter net income of $87.8 million.

(1) Operating margin (loss) and EBITDA do not have any standardized meaning prescribed by Canadian generally accepted accounting principles and are therefore unlikely to be comparable with similar measures presented by other issuers. Operating margin (loss) is defined as revenue less cost of sales. Operating margin (loss) has been used to measure performance of the mines. EBITDA is defined as revenue less cost of sales, selling, general and administrative costs, plus other income. EBITDA has been disclosed in order to provide an indication of revenue less cash operating expenses.

Second quarter results in 2003 included a one-time pre-tax severance provision of $10.0 million related to our efforts to enhance our thermal coal business and a $21.4 million gain on the redemption of the Boundary Dam promissory note. A recovery of future income taxes of $57.4 million, attributable to substantially-enacted federal income tax rate changes for resource companies, combined with a $31.4 million non-cash, pre-tax foreign currency translation gain on LCL's USD $275 million 9.75% senior notes, contributed to a 2003 second quarter net income of $87.8 million.

During the first quarter we undertook a comprehensive review of the estimated useful lives of capital assets, which resulted in depreciation and amortization of capital assets being reduced by $2.6 million during the second quarter. Depreciation, amortization and accretion of $32.9 million for the quarter was $7.8 million higher than the same period last year, as a result of the increased depreciation related to the new thermal coal assets and new assets established as part of the asset retirement obligation accounting requirements. The new asset retirement obligation standards require that the estimated fair value of an asset retirement obligation be recognized as a liability in the period incurred and that a corresponding amount is added to the carrying amount of the asset, which is significantly higher than our anticipated normalized levels of annual capital expenditures of $30-35 million, and then depreciated over the asset's useful life. Under these new standards we anticipate annual depreciation of $115.0 million.

The following is a summary of LEP's consolidated second quarter financial results:

                                                           THREE MONTHS ENDED        SIX MONTHS ENDED
                                                                JUNE 30,                  JUNE 30,
                                                            2004         2003         2004         2003
                                                          ---------    ---------    ---------    ---------
(in thousands of Canadian dollars)

Revenue                                                   $ 122,979    $  84,785    $ 249,465    $ 174,973
Cost of sales                                                85,833       63,313      173,743      128,723
                                                          ---------    ---------    ---------    ---------
OPERATING MARGIN (1)                                         37,146       21,472       75,722       46,250
Selling, general and administrative expenses                  4,624       12,341        8,679       17,117
Other income                                                 (5,166)     (22,743)      (6,798)     (24,400)
                                                          ---------    ---------    ---------    ---------
EBITDA (1)                                                   37,688       31,874       73,841       53,533
Depreciation and amortization                                30,834       23,417       55,427       46,629
Asset retirement obligations accretion                        2,082        1,723        3,901        3,445
Interest expense                                             11,950       12,135       23,676       24,729
Foreign currency translation loss (gain)                      8,440      (31,505)      13,418      (60,735)
                                                          ---------    ---------    ---------    ---------
Earnings (loss) from continuing operations before taxes   $ (15,618)   $  26,104    $ (22,581)   $  39,465
                                                          ---------    ---------    ---------    ---------
NET EARNINGS (LOSS)                                       $  (3,593)   $  87,781    $   6,932    $ 110,676
                                                          =========    =========    =========    =========

                                             THREE MONTHS ENDED      SIX MONTHS ENDED
                                                 JUNE 30,                JUNE 30,
                                              2004        2003        2004        2003
                                              -----       -----      ------       -----
COAL SHIPMENTS (in thousands of tonnes)
Mine-mouth                                    4,812       3,749      10,295       7,883
Contract mining                               3,650           -       7,431           -
Other thermal                                   813       1,121       1,660       1,938
                                              -----       -----      ------       -----
                                              9,275       4,870      19,386       9,821
                                              =====       =====      ======       =====

We shipped 9.3 million tonnes during the quarter compared with 4.9 million tonnes in the same quarter last year primarily due to the acquisition of the thermal assets on October 17, 2003. The Highvale and Whitewood mines are classified as contract mines and the Genesee mine is classified as a mine-mouth mine. Mine-mouth coal shipments increased by 28% in the second quarter from the same period last year as higher shipments from Genesee were partially offset by decreased shipments at the Paintearth mine.

Shipments from our other thermal coal operations decreased compared to the same quarter last year due to the suspension of operations at the Obed mine and delayed shipments from the Bienfait mine. This was partially offset by increased shipments from Coal Valley due to improvements in demand in the export thermal coal market. The Coal Valley mine is currently upgrading its equipment and plant to increase production to a rate of 2.0 million tonnes per year in order to take advantage of higher export prices. Given the strong outlook for export coal, we are examining the feasibility of increasing export thermal production by an additional 2.0 million tonnes above Coal Valley mine's expected year-end production rate of 2.0 million tonnes.

                                                                  THREE MONTHS ENDED            SIX MONTHS ENDED
                                                                         JUNE 30,                    JUNE 30,
                                                                  2004           2003           2004           2003
                                                               ----------     ----------     ----------     ----------
(in Canadian dollars per tonne except for capital
expenditures, which are in thousands of Canadian dollars)

Realized prices                                                $    13.26     $    17.42     $    12.87     $    17.82
Cost of sales                                                        9.25          13.00           8.96          13.11
                                                               ----------     ----------     ----------     ----------
Operating margin(1)                                            $     4.01     $     4.42     $     3.91     $     4.71

Capital expenditures from continuing operations                $    3,152     $    6,430     $    4,672     $   10,860

For the second quarter of 2004 and for the year to date, average realized prices for thermal coal sales were lower than the prior year period due to the inclusion of lower priced contract mining revenue from the Highvale and Whitewood mines. This was partially offset by higher export thermal shipments and the inclusion of royalty revenue from the new thermal assets in 2004.

For the second quarter and for the year to date, the average cost of sales per tonne decreased from the prior year period because of the inclusion of lower-cost contract mining in the sales from the Highvale and Whitewood mines. In addition, cost of sales was lower in 2004 due to productivity improvements at the Coal Valley mine.

Average operating margins(1) per tonne were lower in 2004 than in 2003 as lower margin contract mining sales have been included in the sales since the acquisition of the Highvale and Whitewood mines. This was partially offset by increased shipments and margins in the thermal export market and the inclusion of royalty revenue from the thermal assets acquired.

Capital expenditures were $3.2 million during the second quarter compared with $6.4 million in the same quarter of last year, largely due to delayed spending. Additionally, capital leases for new equipment, totaling $12.2 million, were entered into during the quarter and reported as additions to capital assets and long-term debt. We also entered into $7.4 million of operating leases for support mining equipment.

REVIEW OF INTEREST EXPENSE, OTHER FINANCING COSTS AND TAXES

LEP recorded interest expense of $12.0 million for the second quarter compared to $12.1 million in 2003. Interest expense on the promissory notes decreased by $1.3 million this quarter due to the repayment of one of the promissory notes in May 2003. This reduction was largely offset by the cost of a new senior credit facility signed in early 2004 and reduced investment income due to lower cash balances held in 2004.

During the second quarter, LEP reported a foreign currency translation loss of $8.4 million as the Canadian dollar weakened during the quarter compared to a gain of $31.5 million in the second quarter last year. Foreign currency translation gains and losses are primarily non-cash and primarily relate to LCL's US$275 million 9.75% senior notes.

During the second quarter, LEP recorded a tax recovery of $10.0 million on a loss from continuing operations before tax of $15.6 million as compared with a tax recovery of $61.7 million on earnings from continuing operations before tax of $26.1 million during the same quarter last year. During the second quarter of 2003, LEP recorded a $57.4 million future income tax recovery related to a federal income tax rate change for resource companies. The current tax portion of tax expense included $1.1 million of capital taxes this quarter compared to $1.2 million in the same period last year.

LIQUIDITY AND CAPITAL RESOURCES

LEP's operating activities generated net cash, including changes in non-cash working capital, of $18.6 million during the second quarter compared with $8.3 million for the same period last year. LEP generated higher cash from operating activities due to the acquisition of the thermal assets. Cash generated from non-cash working capital was $2.6 million in the second quarter compared to $8.9 million used in the same period last year. Trade accounts payable decreased to $27.8 million this quarter from $38.6 million at December 31, 2003 due to the timing of cash payments. Inventory decreased by $6.4 million to $37.4 million since December 31, 2003. Reduced production at the Boundary Dam mine during the first quarter resulted in an inventory drawdown to meet sales requirements.

LEP invested $3.2 million in capital asset purchases during the second quarter, as compared with $6.4 million in the same quarter of last year. New capital leases for equipment, totaling $12.2 million were entered into during the quarter and reported as additions to capital assets and long-term debt. Long-term debt was $386.2 million at quarter end, an increase of $20.2 million since December 31, 2003 due to the impact of the weakening Canadian dollar on the US dollar denominated senior notes and the introduction of new capital leases related to the mine support equipment agreement.

On June 18, 2004, we reached an agreement with Fording Inc., Elk Valley Coal Partnership, and Consol Energy Inc. (and subsidiaries) settling the majority of issues that had remained outstanding related to the transfer of the metallurgical coal assets to Fording Canadian Coal Trust effective February 28, 2003. Certain elements of the original sale agreement had not been finalized due to differences in interpretation between the parties to the transaction. Settled issues include working capital adjustments, certain payments made under the agreement and obligations for reclamation activities. As a result of the transferring of the reclamation liability for the Luscar mine to Elk Valley Coal Partnership, we were able to reduce our reclamation bonding requirements by $6.5 million. As a result of the settlement agreement, we recorded a gain of $2.1 million net of taxes of $0.5 million in the second quarter of 2004 in discontinued operations.

During the second quarter, Luscar entered into entered into an exclusive supplier agreement with Finning (Canada) a division of Finning International Inc. Under this 10-year contract, Finning (Canada) will be the exclusive supplier of mine support equipment and associated parts, accessories, attachments and services, including equipment technology for Luscar's Alberta mines. The capital leases noted above fall under this new agreement. A similar agreement, for the Saskatchewan mines is expected to be signed with Kramer Ltd. during the third quarter of 2004. Both of these dealers provide Caterpillar products in their region. Expected benefits from the arrangement include lower costs of equipment, lower maintenance costs and higher equipment availability.


SUPPLEMENTARY DISCLOSURES


CRITICAL ACCOUNTING ESTIMATES

The preparation of financial statements requires us to estimate the effect of various matters that are inherently uncertain as of the date of the interim financial statements. Each of these required estimates varies in regard to the level of judgment involved and its potential impact on our reported financial results. Estimates are deemed critical when a different estimate could have reasonably been used or where changes in the estimate are reasonably likely to occur from period to period, and would materially impact our financial condition, changes in financial condition or results of operations. Our significant accounting policies are discussed in note 2 of the notes to the consolidated financial statements and the annual audited consolidated financial statements. Critical estimates inherent in these accounting policies are discussed in the following paragraphs.

Capital Assets

Capital assets comprise the largest component of our assets and as such the capitalization of costs, the determination of estimated recoverable amounts and the amortization of these assets have a significant effect on our financial statements. Proven and probable reserves are determined based on internal evaluations by qualified persons. The estimate of these reserves may change based on additional knowledge gained subsequent to the initial assessment. This may include results from the reconciliation of actual production data against the original reserve estimates, or the impact of economic factors such as changes in the price of coal or the cost of components of production. A change in the original estimate of reserves would result in a change in the rate of amortization of the related assets or could result in impairment of the assets resulting in a write down.

Accounts and loans receivable

Eight of our mines derive substantially all of their revenue from single customers or groups of affiliated customers. The loss of one or more of these customers could potentially result in the closure of the respective mine, the loss of the mining contract or, in some cases, the sale of the mine to the customer.

Management reviews the collectability of accounts receivable on a regular basis and records an allowance for doubtful accounts if necessary. No allowance for doubtful accounts has been recorded at the end of the second quarter and no losses have been experienced. Significant deterioration in any of the above noted factors could materially change this estimate.

Inventories

Coal inventories are valued at the lower of average production cost and net realizable value. Net realizable value is based on trends in coal prices at the end of the period.

Mine supplies are recorded at the lower of average cost and replacement cost.

Asset impairment

We evaluate long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. A long-lived asset is considered to be impaired if the total undiscounted estimated future cash flows are less than the carrying value of the asset. The amount of the impairment is determined based on discounted estimated future cash flows. Future cash flows are determined based on management's estimates of future results relating to the long-lived assets. These estimates include various assumptions, which are updated on a regular basis as part of the internal planning process.

We regularly review our investments to determine whether a permanent decline in the fair value below the carrying value has occurred. In determining whether a permanent decline has occurred, management considers a number of factors that would be indicative of a permanent decline including (i) a prolonged decrease in the fair value below the carrying value, (ii) severe or continued losses in the investment and (iii) various other factors such as liquidity which may be indicative of a decline in value of the investment. The consideration of these factors requires management to make assumptions and estimates about future financial results of the investment. These assumptions and estimates are updated by management on a regular basis.

Asset retirement obligations

We have estimated asset retirement obligations, which we believe will meet current regulatory requirements. The future obligations are estimated by us using closure plans and other similar studies which outline the requirements that will be carried out to meet the obligations. Because the obligations are dependent on the laws and regulations of Canada and its provinces, the requirements could change resulting from amendments in the laws and regulations. Because the estimate of obligations is based on future expectations, a number of assumptions and judgments are made by management in the determination of these provisions.

Income taxes

The determination of our ability to utilize tax loss carry forwards to offset future income taxes payable requires management to exercise judgment and make certain assumptions about the future performance of LEP. Changes in economic conditions and other factors could result in revisions to the estimates of the benefits to be realized or the timing of utilizing the losses.

Post-retirement benefits

The determination of the cost and obligations associated with employee future benefits requires the use of various assumptions. We must select assumptions such as the expected return on assets available to fund pension obligations, the discount rate to measure obligations, the projected age of employees upon retirement, and the expected rate of future compensation. These assumptions are re-evaluated each year, and variations between actual results and the results based on the assumptions for any period will affect reported amounts in future periods. We retain independent actuarial experts to prepare the calculations and to advise on the selection of assumptions.


CHANGES IN ACCOUNTING POLICIES AND ESTIMATES

During 2004, we adopted several new accounting pronouncements from the Canadian Institute of Chartered Accountants (CICA). The highlights of the impact on the financial statements of the new pronouncements are as follows.

Interim Financial Statements

Effective June 30, 2004, the CICA revised Section 1751, Interim Financial Statements, which requires disclosure in interim financial statements of benefit costs as determined by Section 3461, Employee Future Benefits. The new disclosures are provided in note 10 of the notes to consolidated financial statements.

Asset Retirement Obligations

In March 2003, the CICA issued new accounting rules dealing with asset retirement obligations, which came into effect for fiscal years beginning on or after January 1, 2004. This change in accounting policy was applied retroactively and accordingly, the financial statements of prior periods were restated. The rules address financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The standard applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development, and use of the asset. The rules require that the estimated fair value of an asset retirement obligation be recognized as a liability in the period incurred. A corresponding amount is added to the carrying amount of the associated asset and depreciated over the asset's useful life. The liability is accreted over time through charges to earnings to reflect changes in its present value. This differs from the previous practice, which involved accruing for the estimated reclamation, site restoration, and mine closure liability through charges to earnings on a unit of production basis over the expected life of each mine's reserves.

As required by the CICA, this policy was implemented by us on January 1, 2004, on a retroactive basis. The impact of the adoption of this accounting policy on prior year amounts is disclosed in note 2 of the notes to consolidated financial statements.

Change in Estimated Useful Lives

Concurrent with the implementation of the new accounting rules related to asset retirement obligations, we undertook a comprehensive review of the estimated useful lives of capital assets. This review has been finalized and resulted in depreciation and amortization of capital assets being reduced by $2.6 million in this quarter and $5.3 million for the first six months of 2004.

Impairment of Long-lived Assets

In 2003, the CICA issued Section 3063, Impairment of Long-lived Assets, which is effective for fiscal years beginning on or after April 1, 2003. This Section provides guidance on recognizing, measuring and disclosing impairment of long-lived assets. There were no impairment losses recorded with respect to long-lived assets in the second quarter of 2004.

Generally Accepted Accounting Principles

CICA Handbook Section 1100, Generally Accepted Accounting Principles, was issued in October 2003, and is effective for fiscal years beginning January 1, 2004. The section establishes standards for financial reporting in accordance with generally accepted accounting principles (GAAP) and clarifies the relative authority of various accounting pronouncements and other sources within GAAP. There was no impact to the financial statements in adopting this new standard.

General Standards of Financial Statement Presentation

In July 2003, the CICA issued Section 1400, General Standards of Financial Statement Presentation, which is effective for fiscal years beginning on January 1, 2004. This standard clarifies what constitutes fair presentation in accordance with GAAP, which involves providing sufficient information in a clear and understandable manner about certain transactions or events of such size, nature and incidence that their disclosure is necessary to understand our financial statements. This standard is reflected in the consolidated financial statements and there are no material differences as a result of the implementation.

Hedging Relationships

In 2003, the CICA issued Accounting Guideline 13, Hedging Relationships, which deals with the identification, documentation, designation and effectiveness of hedges and also the discontinuance of hedge accounting but does not specify hedge accounting methods. This guidance is applicable to hedging relationships in effect for fiscal years beginning on or after July 1, 2003. The implementation of this guideline did not materially change the accounting policies in use and as a result, it did not have an impact on these financial statements.

EIC Abstract 128, Accounting for Trading, Speculative or Non-hedging Derivative Financial Instruments, requires most freestanding derivative financial instruments that do not qualify for hedge accounting under Accounting Guideline 13, to be recognized on the balance sheet at fair value. The adoption of this Abstract had no impact on these financial statements.

Revenue Recognition

In December 2003, the CICA issued EIC Abstract 141, Revenue Recognition, which incorporates the principles and summarizes the guidance in the U.S. Securities and Exchange Commission Staff Accounting Bulletin 101, Revenue Recognition in Financial Statements. The abstract also provides interpretative guidance on the application of CICA Handbook Section 3400, Revenue. The abstract has been applied prospectively commencing January 1, 2004. The adoption of this abstract had no impact on the financial statements.

Guarantees

During 2003, LEP adopted the CICA Accounting Guideline 14, Disclosure of Guarantees. This new policy requires the disclosure of information regarding certain types of guarantee contracts that require payments contingent on specified types of future events. All significant guarantee contracts are disclosed within the notes to the annual financial statements.

Consolidation of Variable Interest Entities

Amended Accounting Guideline AcG-15, Consolidation of Variable Interest Entities, is expected to be finalized later in 2004. The guideline provides for the application of consolidation principles to certain entities that are subject to control on a basis other than ownership of voting interests. Once the guideline has been finalized, we will assess the impact on our consolidated financial statements. This guideline is expected to be effective for periods beginning on or after November 1, 2004.

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

The following table presents a summary of our long-term debt and other commitments including payment due date for each of the next five fiscal years and thereafter:

                                                           LESS THAN    2 TO 3      4 TO 5     MORE THAN
                                                TOTAL        1 YEAR     YEARS       YEARS       5 YEARS
                                                -----        ------     -----       -----       -------
                                                          (in millions of Canadian dollars)
Long-term debt (excluding capital lease,
 pension, and other obligations)                $683.7      $ 63.5      $ 71.9      $ 71.9      $476.4
Obligations under capital leases                  20.2         2.5         9.0         5.8         2.9
Electricity and natural gas purchase
 commitments                                       1.2         1.2           -           -           -
Other leases                                       9.1         1.9         3.8         3.4           -
Pension funding                                    8.8         1.0         6.0         1.8           -
Asset retirement obligations (undiscounted
  cash flow)                                     150.0        21.0        16.6        19.2        93.2
Pension deficit obligation                         3.1         1.0         2.1           -           -
                                                ------      ------      ------      ------      ------
                                                $876.1      $ 92.1      $109.4      $102.1      $572.5
                                                ======      ======      ======      ======      ======

Long-term Debt

Long-term debt includes US$275 million of unsecured Senior Notes issued by LCL on October 10, 2001, bearing interest at 9.75% per annum, repayable on October 15, 2011. A promissory note of $89.3 million bearing interest of 9.625% is payable on December 30, 2004. Under the terms of the related coal supply agreement, the excess of the principal amount over the sinking fund is recoverable from the Crown Corporation and will be included in other income in 2004. The amount due from the customer on December 30, 2004 is estimated to be $38 million (net of $50 million sinking fund).

Payment obligations are not discounted and include related interest.

Obligations under Capital Lease

Obligations under capital leases on specific mining equipment bear interest at rates ranging from 4.6% to 6.6% These capital leases mature between 2004 and 2009 and are repayable by blended monthly payments of principal and interest.

Electricity and Natural Gas Purchase Commitments

We have entered into agreements for the purchase of electricity and natural gas at the Coal Valley and Obed Mountain mines until the end of 2004. The purchase agreements are for fixed prices and for specific quantities. Additional details are discussed in the Off Balance Sheet Arrangements section.

Other Leases

We have long-term operating leases for office space, vehicles and equipment.

Pension Funding

Pension funding amounts represent our anticipated contributions to defined benefit pension plans over the next 5 years. The net expense relating to our obligations for pensions and post-retirement benefits was $0.6 million for the second quarter ended June 30, 2004. For the year, the net expense is expected to be approximately $1.6 million.

Asset Retirement Obligations

Asset retirement obligations payments have not been discounted.

Pension Deficit Obligation

The pension deficit obligation relates primarily to obligations under the Line Creek defined benefit pension plans, which were under-funded at the date of transfer from LCL. Following the completion of an actuarial valuation, the total obligation was determined to be $5.2 million. This amount is repayable in equal installments over 5 years and outstanding amounts bear interest at 6.5% per annum. The first two payments of $1.0 million were paid during the quarter after the finalization of the actuarial valuation.


OFF BALANCE SHEET ARRANGEMENTS

Financial Instruments

As at December 31, 2003 and June 30, 2004 there were no outstanding foreign exchange or commodity options, futures or forward contracts. We have the ability to address its price-related exposures through the limited use of options, futures and forward contracts, but generally do not enter into such arrangements.

As at June 30, 2004, we had the following outstanding fixed price commodity purchase arrangements representing a total commitment of $1.2 million for the remainder of 2004:

      - natural gas purchase agreement at a fixed price for specified monthly quantities until the end of 2004 at the Coal Valley mine,

      - electricity purchase agreement at a fixed price for specified megawatts per hour until the end of 2004 for all of Luscar Ltd,

      - natural gas purchase agreement at a fixed price for quantities at the Obed Mountain mine until the end of 2004.

For sales in the export market, we transact in US dollars and therefore are sensitive to foreign exchange exposure when commitments to deliver coal are quoted in a foreign currency. Derivative financial instruments are not used to reduce LEP's exposure to fluctuations in foreign exchange rates.

Guarantees

In connection with a borrowing facility, we have provided an indemnity in respect of transactions related to the extension of credit and environmental indemnities in respect of its properties to the lender. The indemnities extend for an unlimited period of time and the maximum potential liability cannot be determined at this time. No amounts have been accrued with respect to these indemnities.

RELATED PARTY TRANSACTIONS

LEP and Sherritt International Corporation (Sherritt) are parties to an administration agreement under which we appointed Sherritt to be our exclusive manager for a period ending December 31, 2011, unless terminated earlier. The administration agreement delegates to Sherritt responsibility over our day-to-day administration, except that such delegation will not reduce or derogate from the authority of the management committee of LEP. Sherritt must be specifically authorized by us to enter into any agreements or arrangements purporting to bind us. We pay Sherritt an administration fee equal to Sherritt's reasonable direct costs and expenses plus 10%. We may terminate the agreement on six months notice to Sherritt, or 30 days notice in the event of a default, breach, misrepresentation or liquidation by Sherritt.

The total value of goods and services expensed under the administration agreement in the second quarter of 2004 amounted to $0.2 million. Amounts owing to Sherritt at June 30, 2004 total $0.5 million.

CONTROLS AND PROCEDURES

Each of LEP and LCL has evaluated the effectiveness of the design and operation of its disclosure controls and procedures for the accurate and timely reporting of required information about it and its consolidated subsidiaries. Such evaluations were performed under the supervision of management, including the chief executive officer and chief financial officer, of each entity. Each of LEP and LCL has concluded that its respective disclosure controls and procedures were effective as at June 30, 2004.

OUTLOOK

We are the largest coal producer in Canada, operating mines that produce most of Canada's domestic thermal coal. We own eight surface mines, including one mine in which we have a 50% ownership interest, and we operate two surface mines under a mining contract with an electric utility. Together, the mines that we operate produce approximately 39 million tonnes of coal annually, making us one of the largest coal producers in North America.

A significant portion of our operating margin(1) from continuing operations is derived from thermal coal sales to domestic customers, principally under long-term contracts to mine-mouth power generators in western Canada, and royalty income derived from coal and potash mining operations in Alberta and Saskatchewan. The remaining operating margin(1) is derived from export sales, contract mining at the Highvale and Whitewood mines, and sales of thermal coal to industrial customers.

Coal production is expected to be approximately 39 million tonnes in 2004, slightly higher than in 2003 reflecting the full year impact of the coal assets acquired in October 2003. The Genesee power plant is adding 450 MW of capacity, which is expected to be commissioned in the winter of 2004 - 2005, requiring approximately 1.8 million additional tonnes of coal on an annual basis. Our restructuring and rationalization program, which is designed to exploit the similarities of each of our mining operations and enhance overall efficiencies, is expected to result in reduced operating costs, enhanced productivity and increased profitability and cash flow in 2004 and subsequent years. Given the strong outlook for export coal, we are examining the feasibility of increasing export thermal production by an additional 2 million tonnes above Coal Valley mine's expected year-end production rate of 2 million tonnes. The maturity of our promissory note in December 2004 will result in an addition to EBITDA(1) of approximately $38 million in the fourth quarter of 2004. Capital expenditures are expected to be approximately $25 million in 2004. In addition, equipment worth approximately $18 million is expected to be acquired through capital leases. We also expect to obtain approximately $22 million in assets under operating leases.

Cash flow from operations is expected to be sufficient to meet the existing and ongoing contractual obligations and commitments of LEP and LCL.

Readers may access other information about LEP, including the annual Form 20-F for the year ended December 31, 2003, and other disclosure documents, reports, statements or other information that LEP files with the U.S. Securities and Exchange Commission through EDGAR at www.sec.gov/edgar or at Luscar's web site at www.luscar.com.

FORWARD-LOOKING INFORMATION

This interim report contains certain forward-looking statements such as statements within the meaning of the Private Securities Litigation Reform Act of 1995 (United States) relating to but not limited to LEP's expectations, intentions, plans, and beliefs. Forward-looking statements generally can be identified by the use of statements that include phrases such as "believe", "expect", "anticipate", "intend", "plan", "likely", "will" or other similar words or phrases. Similarly, statements that describe our expectations with respect to production and sales volumes, the commissioning of the Genesee power plant, our restructuring and rationalization program, depreciation and amortization, capital expenditures, coal markets, demand and pricing, effective tax rates and our objectives, plans or goals are or may be forward-looking statements. Actual results may differ materially from results expressed or implied by these forward-looking statements because of various factors including
(i) the risk factors set forth in our annual report Form 20-F filed June 30, 2004 with the Securities and Exchange Commission, (ii) changes in the coal markets, including with respect to price and demand, (iii) our current cost or productivity estimates may change or prove incorrect, (iv) our initiation of opportunity capital projects not included in our current plans, (v) changes in the amount of cash available for capital asset purchases, and (vi) rating agency decisions and other future financing developments. The forward-looking statements included in this interim report are made as of the date of this report. We caution against placing undue reliance on forward-looking statements, which necessarily reflect current beliefs and are based on current (and perhaps evolving) information. We undertake no obligations to revise forward looking statements to reflect future events, changed circumstances, or changed beliefs.

CORPORATE OVERVIEW

LEP, formed on February 20, 2001 is a 50/50 general partnership between subsidiaries of Sherritt and the Ontario Teachers' Pension Plan Board. LEP owns LCL, which in turn owns Luscar Ltd. (Luscar). Luscar is Canada's largest producer of coal and operates ten thermal coal mines in Alberta and Saskatchewan. The mines we operate produce approximately 39 million tonnes of coal annually. Most of the coal produced is sold under long-term coal supply agreements to adjacent electric power stations in Alberta and Saskatchewan. These stations generate most of the electric power in these two provinces. We ship a lesser portion of our coal production to customers in Ontario and overseas and we also produce char which is sold to charcoal briquette manufacturers.

For further information contact:

Ernie Lalonde
Luscar Energy Partnership
(416) 934-7655

www.luscar.com

[LUSCAR ENERGY PARTNERSHIP LOGO]

                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

                                                              AS AT            AS AT
                                                             JUNE 30,        DECEMBER 31,
                                                              2004             2003
                                                           ----------        ----------
                                                                         (RESTATED - NOTE 2)
(in thousands of Canadian dollars)
ASSETS
CURRENT
      Cash and cash equivalents                            $   18,038        $   21,750
      Accounts receivable                                      62,576            62,087
      Income taxes recoverable                                  1,016             1,096
      Inventories                                              37,406            43,816
      Overburden removal costs                                  3,816             4,199
      Prepaid expenses                                          3,458             2,073
                                                           ----------        ----------
                                                              126,310           135,021
Capital assets [notes 2 & 11]                               1,374,162         1,405,306
Other assets                                                   27,403            27,704
                                                           ----------        ----------
                                                           $1,527,875        $1,568,031
                                                           ==========        ==========
LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT
      Credit facility [note 6]                             $   12,000        $   12,000
      Trade accounts payable and accrued charges               27,823            38,648
      Accrued interest payable                                  7,491             7,219
      Accrued payroll and employee benefits                    10,678            10,332
      Due to Sherritt International [note 13]                     500             1,236
      Income taxes payable                                      2,527             2,472
      Current portions of:
            Long-term debt [note 6]                            46,279            46,342
            Asset retirement obligations [notes 2 & 11]        14,462            17,829
            Future income taxes                                 1,603             1,438
                                                           ----------        ----------
                                                              123,363           137,516
Accrued pension obligations                                     5,781             4,956
Long-term debt [note 6]                                       386,158           365,934
Asset retirement obligations [notes 2 & 11]                    90,764            90,509
Future income taxes                                           320,855           349,094
                                                           ----------        ----------
                                                              926,921           948,009
PARTNERS' EQUITY
      Partners' equity                                        600,954           620,022
                                                           ----------        ----------
                                                           $1,527,875        $1,568,031
                                                           ==========        ==========

See accompanying notes

[LUSCAR ENERGY PARTNERSHIP LOGO]

            CONSOLIDATED STATEMENTS OF EARNINGS AND PARTNERS' EQUITY
                                   (UNAUDITED)

                                                                  THREE MONTHS ENDED                     SIX MONTHS ENDED
                                                                       JUNE 30,                              JUNE 30,
                                                               2004            2003                   2004            2003
                                                            ---------   ------------------         ---------   ------------------
                                                                        (RESTATED - NOTE 2)                    (RESTATED - NOTE 2)
(in thousands of Canadian dollars)
REVENUE [NOTE 5]                                            $ 122,979        $  84,785             $ 249,465        $ 174,973
EXPENSES AND OTHER INCOME
   Cost of sales                                               85,833           63,313               173,743          128,723
   Selling, general and administrative expenses                 4,624           12,341                 8,679           17,117
   Depreciation and amortization                               30,834           23,417                55,427           46,629
   Asset retirement obligations accretion [note 11]             2,082            1,723                 3,901            3,445
   Foreign currency translation loss (gain) [note 7]            8,440          (31,505)               13,418          (60,735)
   Interest expense [note 8]                                   11,950           12,135                23,676           24,729
   Other income [note 9]                                       (5,166)         (22,743)               (6,798)         (24,400)
                                                            ---------        ---------             ---------        ---------
EARNINGS (LOSS) FROM CONTINUING OPERATIONS BEFORE TAXES       (15,618)          26,104               (22,581)          39,465
Income tax recovery                                            (9,972)         (61,677)              (27,460)         (52,081)
                                                            ---------        ---------             ---------        ---------
NET EARNINGS (LOSS)  FROM CONTINUING OPERATIONS                (5,646)          87,781                 4,879           91,546
Discontinued operations [note 4]                                2,053                -                 2,053           19,130
                                                            ---------        ---------             ---------        ---------
NET EARNINGS (LOSS) FOR THE PERIOD                             (3,593)          87,781                 6,932          110,676
Partners' equity, beginning of period                         630,547          490,936               620,022          490,003
Distribution to partners                                      (26,000)         (12,000)              (26,000)         (33,962)
                                                            ---------        ---------             ---------        ---------
PARTNERS' EQUITY, END OF PERIOD                             $ 600,954        $ 566,717             $ 600,954        $ 566,717
                                                            =========        =========             =========        =========

See accompanying notes

[LUSCAR ENERGY PARTNERSHIP LOGO]

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                            THREE MONTHS ENDED                   SIX MONTHS ENDED
                                                                 JUNE 30,                            JUNE 30,
                                                            2004           2003                 2004           2003
                                                          ---------  -------------------      ---------  ------------------
                                                                     (RESTATED - NOTE 2)                 (RESTATED - NOTE 2)
(in thousands of Canadian dollars)
OPERATING ACTIVITIES
Net earnings (loss) for the period                        $  (3,593)     $  87,781            $   6,932      $ 110,676
Non-cash items:
   Depreciation and amortization                             30,834         23,417               55,427         47,587
   Asset retirement obligations accretion [note 11]           2,082          1,723                3,901          3,445
   Future income taxes                                       (9,773)       (62,261)             (28,074)       (45,963)
   Foreign currency translation loss (gain) [note 7]          8,024        (30,992)              13,024        (60,397)
   Loss (gain) on disposal of capital assets [note 9]        (1,403)           117               (2,816)       (24,970)
   Loss (gain) on settlement of ARO [note 9]                   (251)           865               (1,109)         1,057
   Gain on Fording settlement                                (3,350)             -               (3,350)             -
   Pension expense in excess of funding [note 9]                599            249                  825            131
   Other                                                       (231)         1,923               (1,046)        (2,450)
Asset retirement obligations costs                           (6,940)        (5,629)             (10,162)        (6,838)
Change in non-cash working capital                            2,561         (8,922)              (6,125)        30,548
                                                          ---------      ---------            ---------      ---------
                                                             18,559          8,271               27,427         52,826
                                                          ---------      ---------            ---------      ---------
INVESTING ACTIVITIES
Capital asset purchases                                      (3,152)        (6,430)              (4,672)       (11,186)
Proceeds on disposal of capital assets                        1,898            160                3,500          1,262
Other investments                                                 -            (75)                   -              -
                                                          ---------      ---------            ---------      ---------
                                                             (1,254)        (6,345)              (1,172)        (9,924)
                                                          ---------      ---------            ---------      ---------
FINANCING ACTIVITIES
Financial instruments                                             -           (629)                   -         (1,333)
Repayments of long-term debt [note 6]                        (3,418)       (22,147)              (4,143)       (22,729)
Distribution to partners                                    (26,000)       (12,000)             (26,000)       (27,000)
                                                          ---------      ---------            ---------      ---------
                                                            (29,418)       (34,776)             (30,143)       (51,062)
                                                          ---------      ---------            ---------      ---------
Change in cash position                                     (12,113)       (32,850)              (3,888)        (8,160)
Foreign currency translation loss (gain) [note 7]               198           (359)                 176         (1,286)
Cash position, beginning of period                           17,953         97,476                9,750         73,713
                                                          ---------      ---------            ---------      ---------
Cash position, end of period                              $   6,038      $  64,267            $   6,038      $  64,267
                                                          =========      =========            =========      =========
Cash position consists of:
   Cash and cash equivalents                              $  18,038      $  64,267            $  18,038      $  64,267
   Credit facility                                          (12,000)             -              (12,000)             -
                                                           --------      --------             ---------      ---------
Cash position, end of period                              $   6,038      $  64,267            $   6,038      $  64,267
                                                          =========      =========            =========      =========
Interest paid                                             $  21,693      $  26,355            $  22,673      $  26,625
Income taxes paid                                         $      29      $     462            $     842      $     924

See accompanying notes

[LUSCAR ENERGY PARTNERSHIP LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         SIX MONTHS ENDED JUNE 30, 2004
                                   (Unaudited)

1. BASIS OF PRESENTATION

The quarterly consolidated financial statements presented herein are unaudited. The statements have been prepared in accordance with Canadian generally accepted accounting principles ("GAAP") and follow the same accounting policies as the annual audited consolidated financial statements and related notes contained in the Luscar Energy Partnership ("LEP") and Luscar Coal Ltd. ("LCL") Form 20-F filed June 30, 2004 with the United States Securities and Exchange Commission ("SEC"), except as described in Note 2, but do not contain certain disclosures required by generally accepted accounting principles for annual statements. Readers should be cautioned that interpretation of annual financial results without a full set of accompanying notes could be misleading. All amounts are in thousands of Canadian dollars unless otherwise stated.

2. CHANGES IN ACCOUNTING POLICIES AND ESTIMATES

      INTERIM FINANCIAL STATEMENTS

Effective June 30, 2004, the Canadian Institute of Chartered Accountants ("CICA") revised Section 1751, Interim Financial Statements, which requires certain disclosures in interim financial statements of benefit costs as determined by Section 3461, Employee Future Benefits. The new disclosures are provided in note 10.

      ASSET RETIREMENT OBLIGATIONS (SEE NOTE 11)

In March 2003, the CICA issued new accounting rules dealing with asset retirement obligations, which come into effect for fiscal years beginning on or after January 1, 2004. This change in accounting policy was applied retroactively and accordingly, the financial statements of prior periods were restated. The rules address financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The standard applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development, and use of the asset. The rules require that the estimated fair value of an asset retirement obligation be recognized as a liability in the period incurred. A corresponding amount is added to the carrying amount of the associated asset and depreciated over the asset's useful life. The liability is accreted over time through charges to earnings to reflect changes in its present value. This differs from the previous practice, which involved accruing for the estimated reclamation, site restoration, and mine closure liability through charges to earnings on a unit of production basis over the expected life of each mine's reserves.

The new accounting policy was implemented on January 1, 2004 on a retroactive basis with restatement of prior periods. The cumulative effect of the new accounting standard on the balance sheet at December 31, 2003 was to increase capital assets by $7,923, decrease future income taxes by $19,359, increase asset retirement obligations by $67,030, and decrease opening retained earnings by $39,065. The effect of the change in policy on the statement of earnings for the three months ended June 30, 2003 was a $1,014 decrease in net earnings for the period. For the six months ended June 30, 2003, the impact was a $2,469 decrease in net earnings for the period.

      CHANGE IN ESTIMATED USEFUL LIVES

Concurrent with the implementation of the new accounting rules related to asset retirement obligations, LEP undertook a comprehensive review of the estimated useful lives of capital assets. As a result of this review, the depreciation and amortization of capital assets was reduced resulting in a reduction of $2,636 in this quarter and $5,312 for the first six months of 2004.

      IMPAIRMENT OF LONG-LIVED ASSETS

[LUSCAR ENERGY PARTNERSHIP LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         SIX MONTHS ENDED JUNE 30, 2004
                                   (Unaudited)

In 2003, the CICA issued Section 3063, Impairment of Long-lived Assets, which is effective for fiscal years beginning on or after April 1, 2003. This Section provides guidance on recognizing, measuring and disclosing impairment of long-lived assets. There was no impairment losses recorded in respect of long-lived assets in the second quarter of 2004.

      GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

CICA Handbook Section 1100, Generally Accepted Accounting Principles, was issued in October 2003, and is effective for fiscal years beginning January 1, 2004. The section establishes standards for financial reporting in accordance with GAAP and clarifies the relative authority of various accounting pronouncements and other sources within GAAP. There was no impact to the financial statements in adopting this new standard.

      GENERAL STANDARDS OF FINANCIAL STATEMENT PRESENTATION

In July 2003, the CICA issued Section 1400, General Standards of Financial Statement Presentation, which is effective for fiscal years beginning on January 1, 2004. This standard clarifies what constitutes fair presentation in accordance with GAAP, which involves providing sufficient information in a clear and understandable manner about certain transactions or events of such size, nature and incidence that their disclosure is necessary to understand LEP's financial statements. This standard is reflected in these financial statements and there are no material differences as a result of the implementation.

      HEDGING RELATIONSHIPS

In 2003, the CICA issued Accounting Guideline 13, Hedging Relationships, which deals with the identification, documentation, designation and effectiveness of hedges and also the discontinuance of hedge accounting but does not specify hedge accounting methods. This guidance is applicable to hedging relationships in effect for fiscal years beginning on or after July 1, 2003. The implementation of this guideline did not materially change the accounting policies in use and as a result, it did not have an impact on these financial statements.

EIC Abstract 128, Accounting for Trading, Speculative or Non-hedging Derivative Financial Instruments, requires most freestanding derivative financial instruments that do not qualify for hedge accounting under Accounting Guideline 13, to be recognized on the balance sheet at fair value. The adoption of this Abstract had no impact on these financial statements.

      REVENUE RECOGNITION

In December 2003, the CICA issued EIC Abstract 141, Revenue Recognition, which incorporates the principles and summarizes the guidance in the U.S. Securities and Exchange Commission Staff Accounting Bulletin 101, Revenue Recognition in Financial Statements. The abstract also provides interpretative guidance on the application of CICA Handbook Section 3400, Revenue. The abstract has been applied prospectively commencing January 1, 2004. The adoption of this abstract had no impact on the financial statements.

      GUARANTEES

During 2003, LEP adopted the CICA Accounting Guideline 14, Disclosure of Guarantees. This new policy requires the disclosure of information regarding certain types of guarantee contracts that require payments contingent on specified types of future events. All significant guarantee contracts are disclosed within the notes to the annual financial statements.

      CONSOLIDATION OF VARIABLE INTEREST ENTITIES

[LUSCAR ENERGY PARTNERSHIP LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         SIX MONTHS ENDED JUNE 30, 2004
                                   (Unaudited)

Amended Accounting Guideline AcG-15, Consolidation of Variable Interest Entities is expected to be finalized later in 2004. The guideline provides for the application of consolidation principles to certain entities that are subject to control on a basis other than ownership of voting interests. Once the guideline has been finalized, we will assess the impact on our consolidated financial statements. This guideline is expected to be effective for periods beginning on or after November 1, 2004.

3. ACQUISITION

On October 17, 2003 LCL acquired 100% of the shares of Sherritt Coal Acquisition Inc. ("SCAI"), a wholly owned subsidiary of Sherritt Coal Partnership II ("SCPII"). LEP, LCL, SCAI and SCPII are all owned, as to 50% each, directly or indirectly, by Sherritt International Corporation ("Sherritt") and Ontario Teachers' Pension Plan Board ("Teachers'"). The sale was completed for total consideration of $455,000. The transaction has been recorded in the financial statements at the net asset carrying amount of $208,838. The difference of $246,162 between the consideration paid and the carrying value of the assets received is considered an equity distribution and is charged to equity in the current year. Subsequent to the purchase of SCAI, Sherritt and Teachers' made a cash equity contribution to LEP of $298,605, which was used to acquire the promissory notes due from LCL.

The allocation of the values of assets and liabilities acquired was completed in the fourth quarter 2003. A third party independent valuator provided an opinion that the transaction was fair from a financial point of view to the holders of LCL's 9.75% senior notes based upon and subject to, amongst other things, the scope of their review and limitations and assumptions as outlined in their opinion letter and an indemnity in certain circumstances. The opinion was one factor among many that the management committee of LEP considered in contemplation of the transaction.

The assigned fair values of the underlying net assets acquired are summarized as follows:

(in thousands of Canadian dollars)

ACQUISITION FUNDING AND COST
Cash                                                                           $  70,000
Fording Canadian Coal Trust ("FCCT") units                                        86,395
Promissory notes                                                                 298,605
                                                                               ---------
                                                                                 455,000
                                                                               ---------
IDENTIFIABLE NET ASSETS ACQUIRED
Capital assets                                                                   228,264
Working capital                                                                    2,831
Cash                                                                               1,356
Short-term debt                                                                  (12,000)
Long-term debt                                                                    (6,043)
Future income taxes                                                               (5,570)
                                                                               ---------
                                                                                 208,838
                                                                               ---------
Consideration less net assets acquired                                           246,162
Equity impact from disposal of FCCT units, net of applicable taxes of $553         2,482
Less equity contribution from partners                                          (298,605)
                                                                               ---------
Net equity contribution                                                        $ (49,961)
                                                                               =========

[LUSCAR ENERGY PARTNERSHIP LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         SIX MONTHS ENDED JUNE 30, 2004
                                   (Unaudited)

4. DISCONTINUED OPERATIONS

During the first quarter of 2003, LCL exchanged its metallurgical coal assets and port facilities for units in the FCCT. LCL received 2,979,000 units of the trust and affiliates of Sherritt and Teachers' received 221,000 units of the trust for a total value of $100,801 in exchange for these assets. LCL received $16,156 related to the estimate of working capital for the metallurgical assets. A gain of $17,812, net of taxes of $6,346 and selling expenses of $744, was recorded on the disposal in the first quarter of 2003 at the LEP level.

On June 18, 2004 LEP reached an agreement with Fording Inc., Elk Valley Coal Partnership, and Consol Energy Inc. (and subsidiaries) settling the majority of issues that had previously been outstanding related to the transfer of the metallurgical coal assets to FCCT effective February 28, 2003. Certain elements of the original sale agreement had not been finalized due to differences in interpretation between the parties to the transaction. Settled issues include working capital adjustments, certain payments made under the agreement and obligations for reclamation activities. As a result of the transferring of the reclamation liability for the Luscar mine to Elk Valley Coal Partnership, we were able to reduce our reclamation bonding requirements by $6,467. As a result of the settlement agreement, LEP recorded a gain of $2,053 net of taxes of $476 in the second quarter of 2004 in discontinued operations.

The results of discontinued operations are as follows:

                                       Three months ended           Six months ended
                                             June 30,                   June 30,
                                        2004        2003        2004        2003
                                       -------     -------     -------  -------------------
                                                                        (Restated - Note 2)
(in thousands of Canadian dollars)

Net income                             $     -     $     -     $     -        $ 1,318
Gain on settlement agreement             2,053           -       2,053              -
Gain on sale of assets (see below)           -           -           -         17,812
                                       -------     -------     -------        -------
                                       $ 2,053     $     -     $ 2,053        $19,130
                                       =======     =======     =======        =======

In the first quarter of 2003, income from the metallurgical assets for the period prior to the sale was $1,318 net of taxes of $938. During the same period revenues were $29,258.

[LUSCAR ENERGY PARTNERSHIP LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         SIX MONTHS ENDED JUNE 30, 2004
                                   (Unaudited)

The carrying values of the assets and liabilities related to the discontinued operations were as follows:

                                                    AS AT
                                                 FEBRUARY 28
                                                    2003
                                                  ---------
                                              (Restated - Note 2)
Accounts receivable                               $   2,653
Inventories                                          24,594
Overburden removal costs                             23,827
Capital assets                                       48,777
Other assets                                          1,823
                                                  ---------
Total assets                                        101,674
                                                  ---------
Bank overdraft                                        1,020
Accounts payable and accrued charges                 12,473
Asset retirement obligations                          6,892
Capital leases                                        2,189
Other liabilities                                     1,267
                                                  ---------
Total liabilities                                    23,841
                                                  ---------
Net assets related to discontinued operations     $  77,833
                                                  =========
GAIN ON SALE OF ASSETS
Proceeds                                          $ 100,801
Overburden removal costs                            (23,827)
Capital assets                                      (48,777)
Other assets                                         (1,823)
Asset retirement obligations                          6,892
Capital leases                                        2,189
Other liabilities                                     1,267
Liabilities retained by LEP                         (11,820)
Taxes                                                (6,346)
Selling expenses                                       (744)
                                                  ---------
Gain on sale of assets                            $  17,812
                                                  =========

Under the terms and conditions of the sale agreement, LEP retained liabilities relating to severance, unfunded pension plans, and accrued reclamation costs in total of $11,820.

[LUSCAR ENERGY PARTNERSHIP LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         SIX MONTHS ENDED JUNE 30, 2004
                                   (Unaudited)

Net cash flows relating to the discontinued operations presented on the statement of cash flows are detailed as follows:

                                                  THREE MONTHS ENDED      SIX MONTHS ENDED
                                                      JUNE 30,                JUNE 30,
                                                    2004       2003        2004         2003
                                                  --------     -----     --------     --------
(in thousands of Canadian dollars)

Operating activities                              $  2,529     $   -     $  2,529     $ 21,689
Investing Activities                                     -         -            -         (313)
Financing Activities                                     -         -            -      (21,889)
                                                  --------     -----     --------     --------
Cash flows related to discontinued operations     $  2,529     $   -     $  2,529     $   (513)
                                                  ========     =====     ========     ========

5. REVENUES

LEP owns and operates surface mines located in western Canada, producing coal for consumption by domestic and foreign customers. LEP's mining operations are accounted for as one segment having similar economic and operating characteristics, customers and operations, and have been aggregated for the purpose of revenue reporting. Revenue from discontinued operations has been removed.

Disclosures with respect to export and domestic sales are as follows:

                                  THREE MONTHS ENDED  THREE MONTHS ENDED SIX MONTHS ENDED  SIX MONTHS ENDED
                                    JUNE 30, 2004       JUNE 30, 2003     JUNE 30, 2004     JUNE 30, 2003
                                    -------------       -------------     -------------     -------------
(in thousands of Canadian dollars   SALES              SALES              SALES             SALES
except volumes which are in        REVENUE   TONNES   REVENUE    TONNES  REVENUE   TONNES  REVENUE   TONNES
thousands of tonnes)               -------   ------   -------    ------  -------   ------  -------   ------
Export                            $  12,307      295  $ 21,939      563  $ 28,543     638  $ 33,882    786
Domestic
                                    110,672    8,980    62,846    4,307   220,922  18,748   141,091  9,035
                                  ---------    -----  --------    ------ --------  ------  --------  -----
                                  $ 122,979    9,275  $ 84,785    4,870  $249,465  19,386  $174,973  9,821
                                  =========    =====  ========    =====  ========  ======  ========  =====

Export coal sales are generally denominated in United States dollars.

Revenues are derived from significant customers and in some cases substantially all production from a particular mine is sold to one customer. The number of customers, each accounting for more than 10% of revenue by type of operation and for the periods indicated below, is as follows:

                                    THREE MONTHS ENDED        THREE MONTHS ENDED         SIX MONTHS ENDED      SIX MONTHS ENDED
                                     JUNE 30, 2004              JUNE 30, 2003             JUNE 30, 2004         JUNE 30, 2003
                                     -------------              -------------             -------------         -------------
                                    Sales    NUMBER OF        Sales      NUMBER OF     Sales     NUMBER OF     Sales    NUMBER OF
(in thousands of Canadian dollars) Revenue   CUSTOMERS        Revenue    CUSTOMERS     Revenue   CUSTOMERS     Revenue  CUSTOMERS
                                   -------   ---------        -------    ---------     -------   ---------     -------  ---------
Major Customers                     $  78,560     3           $ 63,275      2          $ 165,510      3         $ 123,770    2

[LUSCAR ENERGY PARTNERSHIP LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         SIX MONTHS ENDED JUNE 30, 2004
                                   (Unaudited)

Credit risks are minimized to the extent that customers include major domestic utilities and that accounts receivable on export sales are generally insured under Canadian government export receivables insurance programs or secured by letters of credit.

6. LONG-TERM DEBT

                                                                    AS AT         AS AT
                                                                   JUNE 30,     DECEMBER 31,
                                                                    2004           2003
                                                                  ---------      ---------
Senior notes, at issue date                                       $ 429,660      $ 429,660
Cumulative foreign currency translation gain since issue date       (61,050)       (74,250)
                                                                  ---------      ---------
Senior notes, at balance sheet date                                 368,610        355,410
9.625% promissory note, due December 30, 2004                        89,300         89,300
Less sinking fund                                                   (48,108)       (46,191)
                                                                  ---------      ---------
                                                                     41,192         43,109
Capital lease obligations                                            19,515          8,957
Pension deficit obligation                                            3,120          4,800
                                                                  ---------      ---------
Long-term debt                                                      432,437        412,276
Current portion of long-term debt                                   (46,279)       (46,342)
                                                                  ---------      ---------
                                                                  $ 386,158      $ 365,934
                                                                  =========      =========

Effective February 4, 2004, LEP and LCL signed a senior credit agreement with a syndicate of Canadian chartered banks consisting of a revolving 364 day operating credit facility that permits maximum aggregate borrowings of $115,000, subject to a borrowing base, which includes accounts receivable, coal inventories, a $25,000 charge on a dragline, and a general assignment of LCL's assets. The facility is split into two tranches, the Reclamation Letter of Credit ("LC") facility and the Working Capital facility. Up to $65,000 of reclamation letters of credit can be issued under the Reclamation LC facility. To date $51,882 of letters of credit, providing reclamation security, have been issued. Under the Working Capital facility, up to $50,000 in advances may be made, including up to $25,000 in letters of credit. As at June 30, 2004, $12,000 in cash and $2,450 in letters of credit have been drawn against this facility. Interest rates payable or advances under the facility are based on prime lending rates plus interest rate margins ranging from 0.25% to 1.25% depending on LEP's ratio of debt to operating earnings before interest, taxes, depreciation and amortization ("EBITDA").

Prior to the replacement of the credit facilities, as indicated above, LEP and LCL were party to a senior credit agreement with a syndicate of Canadian chartered banks consisting of a revolving 364 day operating credit facility that permits maximum aggregate borrowings of $100,000, subject to a borrowing base, which includes accounts receivable, coal inventories and a $25,000 charge on a dragline. Up to $75,000 of the credit facility may be used to secure letters of credit. Interest rates payable or advances under the facility are based on prime lending rates plus interest rate margins ranging from 0.25% to 1.25% depending on LEP's ratio of debt to EBITDA. In November 2003, the senior credit agreement was extended until February 29, 2004 under the same terms and conditions and replaced February 4, 2004.

Prior to the replacement of the credit facilities, as indicated above, and as a result of the acquisition of the new thermal assets effective October 17, 2003, LEP and LCL assumed SCAI's senior credit agreement with a Canadian chartered bank, consisting of a 364 day operating credit facility that permits maximum aggregate borrowings of $15,000, guaranteed by a partner of LEP. In November 2003, this facility was extended until February 29, 2004 under the same terms and conditions and replaced February 4, 2004.

[LUSCAR ENERGY PARTNERSHIP LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         SIX MONTHS ENDED JUNE 30, 2004
                                   (Unaudited)

Capital leases for new equipment totaling $12,174 were entered in the quarter as LEP entered into a long-term mine support equipment agreement with Finning (Canada), which involves the leasing of equipment as part of a plan to reduce the maintenance costs and increase equipment utilization.

Obligations under capital lease on specific mining equipment bear interest rates ranging from 4.6% to 6.6%. These capital leases mature between 2004 and 2009 and are repayable by blended monthly payments of principal and interest.

On May 18, 2003, the promissory note for $45,000 at 12.75% was repaid. Under the terms of a coal supply agreement, the $21,379 excess of the principal amounts over the sinking fund balance was recovered from our customer and included in other income in the second quarter of 2003.

The pension deficit obligation relates to obligations under the Line Creek defined benefit pension plan, which was under-funded at the date of transfer from LCL. Following the completion of an actuarial valuation, the total obligation was determined to be $5,200. This amount is repayable in equal installments over 5 years and outstanding amounts bear interest at 6.5% per annum. The first two payments of $1,040 were paid during the quarter after the finalization of the actuarial valuation.

7. FOREIGN CURRENCY TRANSLATION

Foreign currency translation gains and losses consist of the following:

                                                   Three months ended           Six months ended
                                                        June 30,                     June 30,
                                                   2004          2003          2004          2003
                                                   ----          ----          ----          ----
(in thousands of Canadian dollars)

Foreign currency translation loss (gain) on:
Senior notes                                     $  8,222      $(31,351)     $ 13,200      $(61,683)
US dollar cash balances                              (198)          359          (176)        1,286
Working capital balances                              416          (513)          394          (338)
                                                 --------      --------      --------      --------
                                                 $  8,440      $(31,505)     $ 13,418      $(60,735)
                                                 ========      ========      ========      ========

8. INTEREST EXPENSE

INTEREST EXPENSE (INCOME) CONSISTS OF THE FOLLOWING:

[LUSCAR ENERGY PARTNERSHIP LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         SIX MONTHS ENDED JUNE 30, 2004
                                   (Unaudited)

                                                        THREE MONTHS ENDED      SIX MONTHS ENDED
                                                             JUNE 30,                JUNE 30,
                                                         2004        2003        2004       2003
                                                       --------    --------    --------   --------
(in thousands of Canadian dollars)

Senior notes                                           $  9,104    $  9,216    $ 17,990   $ 19,239
Promissory notes net of sinking fund interest income      1,414       2,746       2,828      5,306
Financial instruments                                         -         131           -       (317)
Capital leases                                              251          50         403        100
Reclamation security                                      1,466         564       2,114      1,100
Investment income                                             -        (526)          -     (1,017)
Other interest (income) expense                            (285)        (46)        341        318
                                                       --------    --------    --------   --------
                                                       $ 11,950    $ 12,135    $ 23,676   $ 24,729
                                                       ========    ========    ========   ========

9.       OTHER INCOME

Other income consists of the following:

                                                  THREE MONTHS ENDED       SIX MONTHS ENDED
                                                       JUNE 30,                JUNE 30,
                                                   2004        2003        2004        2003
                                                 --------    --------    --------    --------
(in thousands of Canadian dollars)

Boundary Dam promissory note                     $      -    $(21,379)   $      -    $(21,379)
Recovery of Crown royalties                             -        (580)          -        (779)
Net pension plan expense                              599         249         825         131
Loss (gain) on disposal of assets                  (1,403)        117      (2,816)       (985)
Loss (gain) on settlement of ARO                     (251)        865      (1,109)      1,057
Recovery of reclamation services                     (626)          -        (626)          -
Deferred exploration expense                          545           -         690           -
Distributions from Fording Canadian Coal Trust          -      (2,234)          -      (3,009)
Insurance premium refund                           (2,706)          -      (2,706)          -
Other (income) expense                             (1,324)        219      (1,056)        564
                                                 --------    --------    --------    --------
                                                 $ (5,166)   $(22,743)   $ (6,798)   $(24,400)
                                                 ========    ========    ========    ========

Net pension plan expense excludes certain current service and other costs, which are included in cost of sales.

10.      EMPLOYEE FUTURE BENEFITS

LEP sponsors defined benefit and defined contribution pension arrangements covering substantially all of its employees. The majority of its employees are members of defined contribution plans; however, unionized employees at two mines are members of active defined benefit pension plans. LEP has several other defined benefit pension plans, in which most members have elected to convert their entitlement to defined contribution plans. LEP uses actuarial reports and updates prepared by independent actuaries for funding and accounting purposes. LEP has no other retirement or post-employment benefits.

[LUSCAR ENERGY PARTNERSHIP LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         SIX MONTHS ENDED JUNE 30, 2004
                                   (Unaudited)

LEP's pension expense for the second quarter of 2004 was $1,602 and $2,849 year to date (2003 - $1,221 and $2,349, respectively). Total pension expense includes current service costs, interest costs, amortization, allowances and other costs; some of which are included in other income and others which are included in cost of sales.

11.      ASSET RETIREMENT OBLIGATIONS

Our estimates of future asset retirement obligations are based on reclamation standards that meet regulatory requirements. Elements of uncertainty in estimating these amounts include potential changes in regulatory requirements, decommissioning and reclamation alternatives, and amounts to be recovered from other parties. Future reclamation, site restoration, and mine closure costs are estimated to be $149,964. LEP technical personnel review these estimates annually or more frequently as required by regulatory agencies. In connection with future reclamation, site restoration, and mine closure costs, LEP has provided financial assurances of $51,882 in the form of letters of credit to satisfy current regulatory requirements. The following are reconciliations of the beginning and ending liabilities for asset retirement obligations for the periods shown.

                                                    SIX MONTHS        YEAR
                                                       ENDED          ENDED
                                                     JUNE 30,     DECEMBER 31,
                                                       2004           2003
                                                    ----------    ------------
(in thousands of Canadian dollars)

Asset retirement obligations, beginning of period   $  108,338    $    106,645
Additional liabilities incurred                          6,475          12,713
Accretion expense                                        3,901           6,889
Liabilities settled                                 $  (13,488)        (17,909)
                                                    ----------    ------------
Asset retirement obligations, end of period         $  105,226    $    108,338
Less current portion                                   (14,462)        (17,829)
                                                    ----------    ------------
                                                    $   90,764    $     90,509
                                                    ==========    ============

Key assumptions on which the carrying amount of the asset retirement obligations are based are as follows:

     (i)      Total undiscounted amount of the estimated cash flow - $149,964

[LUSCAR ENERGY PARTNERSHIP LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         SIX MONTHS ENDED JUNE 30, 2004
                                   (Unaudited)

(ii) Expected timing of payment of cash flows is based on the life of mine plans and will be incurred between the current period and 2053.

(iii) Asset retirement obligations are recognized when incurred and recorded as liabilities at fair value assuming a credit-adjusted risk-free rate of approximately 6 per cent on average.

[LUSCAR ENERGY PARTNERSHIP LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         SIX MONTHS ENDED JUNE 30, 2004
                                   (Unaudited)

12.      CONDENSED CONSOLIDATING INFORMATION

The following condensed consolidated information is provided for the period ending June 30, 2004.

(a) CONDENSED CONSOLIDATING BALANCE SHEET

                                                                        AS AT JUNE 30, 2004
                                           ----------------------------------------------------------------------------
                                             LUSCAR       LUSCAR COAL    LUSCAR ENERGY    CONSOLIDATING    CONSOLIDATED
               (unaudited)                  COAL LTD.     INCOME FUND     PARTNERSHIP        ENTRIES            LEP
                                           -----------    -----------    -------------    -------------    ------------
(in thousands of Canadian dollars)

ASSETS
CURRENT
   Cash and cash equivalents               $    15,550    $     2,410    $          78    $           -    $     18,038
   Accounts receivable                          62,576              -                -                -          62,576
   Income taxes recoverable                        832              -              184                -           1,016
   Inventories                                  37,406              -                -                -          37,406
   Overburden removal costs                      3,816              -                -                -           3,816
   Prepaid expenses                              3,358             65              100              (65)          3,458
                                           -----------    -----------    -------------    -------------    ------------
                                               123,538          2,475              362              (65)        126,310
Investment in related parties                        -        571,553          452,789       (1,024,342)              -
Notes receivable from LCL                            -              -          298,605         (298,605)              -
Capital assets                               1,397,201              -                -          (23,039)      1,374,162
Other assets                                    26,763            640            9,000           (9,000)         27,403
                                           -----------    -----------    -------------    -------------    ------------
                                           $ 1,547,502    $   574,668    $     760,756    $  (1,355,051)   $  1,527,875
                                           ===========    ===========    =============    =============    ============
LIABILITIES AND PARTNERS' EQUITY
CURRENT
   Credit facility                         $    12,000    $         -    $           -    $           -    $     12,000
   Trade accounts payable and accruals          27,630              -              476             (283)         27,823
   Accrued interest payable                     31,807              -          (24,316)               -           7,491
   Accrued payroll and employee benefits        10,678              -                -                -          10,678
   Income taxes payable                          2,527              -                -                -           2,527
   Current portions of
         Long-term debt                         46,279              -                -                -          46,279
         Accrued reclamation costs              14,462              -                -                -          14,462
         Future income taxes                     1,603              -                -                -           1,603
   Due to (from) related parties                39,553          6,275          (45,083)            (245)            500
                                           -----------    -----------    -------------    -------------    ------------
                                               186,539          6,275          (68,923)            (528)        123,363
Accrued pension obligations                     10,669              -                -           (4,888)          5,781
Long-term debt                                 386,158              -                -                -         386,158
Promissory notes due to LEP                    298,605              -                -         (298,605)              -
Convertible debentures                               -         96,053                -          (96,053)              -
Subordinated notes to LEP                      642,969              -                -         (642,969)              -
Accrued reclamation costs                       90,764              -                -                -          90,764
Future income taxes                            320,855              -                -                -         320,855
                                           -----------    -----------    -------------    -------------    ------------
                                             1,936,559        102,328          (68,923)      (1,043,043)        926,921
Partners' equity                              (389,057)       472,340          829,679         (312,008)        600,954
                                           -----------    -----------    -------------    -------------    ------------
                                           $ 1,547,502    $   574,668    $     760,756    $  (1,355,051)   $  1,527,875
                                           ===========    ===========    =============    =============    ============

[LUSCAR ENERGY PARTNERSHIP LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         SIX MONTHS ENDED JUNE 30, 2004
                                   (Unaudited)

12.      CONDENSED CONSOLIDATING INFORMATION (CONTINUED)

(b) CONDENSED CONSOLIDATING STATEMENT OF EARNINGS

                                                                       THREE MONTHS ENDED JUNE 30, 2004
                                                  --------------------------------------------------------------------------
                                                   LUSCAR      LUSCAR COAL    LUSCAR ENERGY    CONSOLIDATING    CONSOLIDATED
                 (unaudited)                      COAL LTD.    INCOME FUND     PARTNERSHIP        ENTRIES            LEP
                                                  ---------    -----------    -------------    -------------    ------------
(in thousands of Canadian dollars)

REVENUE                                           $ 122,979    $         -    $           -    $           -    $    122,979
EXPENSES AND OTHER INCOME
   Cost of sales                                     85,833              -                -                -          85,833
   Selling, general and administrative expenses       4,213              -              411                -           4,624
   Equity pickup                                          -         13,536           13,689          (27,225)              -
   Depreciation and amortization                     30,654            153                -               27          30,834
   Asset retirement obligations accretion             2,082              -                -                -           2,082
   Foreign currency translation loss                  8,440              -                -                -           8,440
   Intercompany interest expense (income)            10,963              -          (10,963)               -               -
   Interest expense                                  11,668              -              282                -          11,950
   Other income                                      (5,313)             -                -              147          (5,166)
                                                  ---------    -----------    -------------    -------------    ------------
EARNINGS (LOSS)  FROM CONTINUING OPERATIONS
BEFORE TAXES                                        (25,561)       (13,689)          (3,419)          27,051         (15,618)
Income tax recovery                                  (9,972)             -                -                -          (9,972)
                                                  ---------    -----------    -------------    -------------    ------------
NET EARNINGS (LOSS) FROM
CONTINUING OPERATIONS                               (15,589)       (13,689)          (3,419)          27,051          (5,646)
Discontinued operations                               2,053              -                -                -           2,053
                                                  ---------    -----------    -------------    -------------    ------------
NET EARNINGS (LOSS) FOR THE PERIOD                $ (13,536)   $   (13,689)   $      (3,419)   $      27,051    $     (3,593)
                                                  =========    ===========    =============    =============    ============

[LUSCAR ENERGY PARTNERSHIP LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         SIX MONTHS ENDED JUNE 30, 2004
                                   (Unaudited)

                                                                        SIX MONTHS ENDED JUNE 30, 2004
                                                  --------------------------------------------------------------------------
                                                   LUSCAR      LUSCAR COAL    LUSCAR ENERGY    CONSOLIDATING    CONSOLIDATED
                 (unaudited)                      COAL LTD.    INCOME FUND     PARTNERSHIP        ENTRIES            LEP
                                                  ---------    -----------    -------------    -------------    ------------
(in thousands of Canadian dollars)

REVENUE                                           $ 249,465    $         -    $           -    $           -    $    249,465
EXPENSES AND OTHER INCOME
   Cost of sales                                    173,743              -                -                -         173,743
   Selling, general and administrative expenses       7,907              -              772                -           8,679
   Equity pickup                                          -         13,574           13,881          (27,455)              -
   Depreciation and amortization                     54,879            307                -              241          55,427
   Asset retirement obligations accretion             3,901              -                -                -           3,901
   Foreign currency translation loss                 13,418              -                -                -          13,418
   Intercompany interest expense (income)            22,255              -          (22,255)               -               -
   Interest expense                                  23,394              -              282                -          23,676
   Other income                                      (6,945)             -                -              147          (6,798)
                                                  ---------    -----------    -------------    -------------    ------------
EARNINGS (LOSS) FROM CONTINUING OPERATIONS
BEFORE TAXES                                        (43,087)       (13,881)           7,320           27,067         (22,581)
Income tax recovery                                 (27,460)             -                -                -         (27,460)
                                                  ---------    -----------    -------------    -------------    ------------
NET EARNINGS (LOSS) FROM
CONTINUING OPERATIONS                               (15,627)       (13,881)           7,320           27,067           4,879
Discontinued operations                               2,053              -                -                -           2,053
                                                  ---------    -----------    -------------    -------------    ------------
NET EARNINGS (LOSS) FOR THE PERIOD                $ (13,574)   $   (13,881)   $       7,320    $      27,067    $      6,932
                                                  =========    ===========    =============    =============    ============

12.      CONDENSED CONSOLIDATING INFORMATION (CONTINUED)

(c) CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

[LUSCAR ENERGY PARTNERSHIP LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         SIX MONTHS ENDED JUNE 30, 2004
                                   (Unaudited)

                                                                       THREE MONTHS ENDED JUNE 30, 2004
                                                 ------------------------------------------------------------------------------
                                                  LUSCAR        LUSCAR COAL      LUSCAR ENERGY    CONSOLIDATING    CONSOLIDATED
                                                 COAL LTD.      INCOME FUND      PARTNERSHIP         ENTRIES           LEP
                                                 ---------      -----------      -------------    -------------    ------------
             (Unaudited)
(in thousands of Canadian dollars)

OPERATING ACTIVITIES
Net earnings (loss) for the period               $(13,536)        $(13,689)        $ (3,419)        $ 27,051         $ (3,593)
Non-cash items:
   Depreciation and amortization                   30,654                -                -              180           30,834
   Asset retirement obligations accretion           2,082                -                -                -            2,082
   Future income taxes                             (9,773)               -                -                -           (9,773)
   Foreign currency translation loss                8,024                -                -                -            8,024
   Equity pickup                                        -           13,536           13,689          (27,225)              --
   Gain on disposal of capital assets              (1,403)               -                -                -           (1,403)
   Gain on settlement of ARO                         (251)               -                -                -             (251)
   Gain on Fording settlement                      (3,350)               -                -                -           (3,350)
   Pension expense in excess of funding               452                -                -              147              599
   Other                                             (226)               -                -               (5)            (231)
Asset retirement obligations costs                 (6,940)               -                -                -           (6,940)
Change in non-cash working capital                 12,866              132          (10,289)            (148)           2,561
                                                 --------         --------         --------         --------         --------
                                                   18,599              (21)             (19)               -           18,559
                                                 --------         --------         --------         --------         --------
INVESTING ACTIVITIES
Capital asset purchases                            (3,152)               -                -                -           (3,152)
Proceeds on disposal of capital assets              1,898                -                -                -            1,898
                                                 --------         --------         --------         --------         --------
                                                   (1,254)               -                -                -           (1,254)
                                                 --------         --------         --------         --------         --------
FINANCING ACTIVITIES
Repayments of long-term debt                       (3,418)               -                -                -           (3,418)
Distribution to partners                          (26,000)               -                -                -          (26,000)
                                                 --------         --------         --------         --------         --------
                                                  (29,418)               -                -                -          (29,418)
                                                 --------         --------         --------         --------         --------

Change in cash position                           (12,073)             (21)             (19)               -          (12,113)
Foreign currency translation loss                     198                -                -                -              198
Cash position, beginning of period                 15,425            2,431               97                -           17,953
                                                 --------         --------         --------         --------         --------
Cash position, end of period                     $  3,550         $  2,410         $     78         $      -         $  6,038
                                                 ========         ========         ========         ========         ========

12.   CONDENSED CONSOLIDATING INFORMATION (CONTINUED)

(c) CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS (CONTINUED)

[LUSCAR ENERGY PARTNERSHIP LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         SIX MONTHS ENDED JUNE 30, 2004
                                   (Unaudited)

                                                                            SIX MONTHS ENDED JUNE 30, 2004
                                                 ------------------------------------------------------------------------------
                                                  LUSCAR         LUSCAR COAL     LUSCAR ENERGY    CONSOLIDATING    CONSOLIDATED
                                                 COAL LTD.       INCOME FUND      PARTNERSHIP        ENTRIES           LEP
                                                 ---------       -----------     -------------    -------------    ------------
            (unaudited)
(in thousands of Canadian dollars)

OPERATING ACTIVITIES
Net earnings (loss) for the period               $(13,574)        $(13,881)        $  7,320         $ 27,067         $  6,932
Non-cash items:
   Depreciation and amortization                   54,879                -                -              548           55,427
   Asset retirement obligations accretion           3,901                -                -                -            3,901
   Future income taxes                            (28,074)               -                -                -          (28,074)
   Foreign currency translation gain               13,024                -                -                -           13,024
   Equity pickup                                        -           13,574           13,881          (27,455)               -
   Gain on disposal of capital assets              (2,816)               -                -                -           (2,816)
   Gain on settlement of ARO                       (1,109)               -                -                -           (1,109)
   Gain on Fording settlement                      (3,350)               -                -                -           (3,350)
   Pension expense in excess of funding               678                -                -              147              825
   Other                                           (1,046)               -                -                -           (1,046)
Asset retirement obligations costs                (10,162)               -                -                -          (10,162)
Change in non-cash working capital                 15,173              158          (21,149)            (307)          (6,125)
                                                 --------         --------         --------         --------         --------
                                                   27,524             (149)              52                -           27,427
                                                 --------         --------         --------         --------         --------
INVESTING ACTIVITIES
Capital asset purchases                            (4,672)               -                -                -           (4,672)
Proceeds on disposal of capital assets              3,500                -                -                -            3,500
                                                 --------         --------         --------         --------         --------
                                                   (1,172)               -                -                -           (1,172)
                                                 --------         --------         --------         --------         --------
FINANCING ACTIVITIES
Repayments of long-term debt                       (4,143)               -                -                -           (4,143)
Distribution to partners                          (26,000)               -                -                -          (26,000)
                                                 --------         --------         --------         --------         --------
                                                  (30,143)               -                -                -          (30,143)
                                                 --------         --------         --------         --------         --------

Change in cash position                            (3,791)            (149)              52                -           (3,888)
Foreign currency translation loss                     176                -                -                -              176
Cash position, beginning of period                  7,165            2,559               26                -            9,750
                                                 --------         --------         --------         --------         --------
Cash position, end of period                     $  3,550         $  2,410         $     78         $      -         $  6,038
                                                 ========         ========         ========         ========         ========

13.   RELATED PARTY TRANSACTIONS

LEP has undertaken to compensate Sherritt for administration services at Sherritt's direct cost plus 10 percent and to reimburse both Sherritt and Teachers' for all third-party costs incurred in connection with LEP. During the second quarter, LEP incurred $247 for such services and costs which are included in selling, general and administrative expenses. At June 30, 2004, LEP has an amount owing to Sherritt of $500 (December 31, 2003 - $1,236).

14.   COMMITMENTS AND CONTINGENCIES

[LUSCAR ENERGY PARTNERSHIP LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         SIX MONTHS ENDED JUNE 30, 2004
                                   (Unaudited)

LEP is committed to future annual lease payments in respect of its operating leases for office space, equipment and vehicles. Minimum payments for the next five years are as follows:

(in thousands of Canadian dollars)

The remainder of 2004                      $  951
2005                                        1,901
2006                                        1,901
2007                                        1,901
2008                                        1,901
Thereafter                                    545
                                           ------
                                           $9,100

As at June 30, 2004, LEP has the following fixed-price commodity purchase arrangements outstanding, representing a total commitment of $1,200 for the remainder of 2004:

      - natural gas purchase agreement at a fixed price for specified monthly quantities until the end of 2004 at the Coal Valley mine,

      - electricity purchase agreement at a fixed price for specified megawatts per hour until the end of 2004 for all of Luscar Ltd.,

      - natural gas purchase agreement at a fixed price for quantities as required by the mine at the Obed Mountain mine.

15.   COMPARATIVE FIGURES

Certain 2003 comparative figures have been reclassified to conform to the presentation adopted for 2004.

[LUSCAR COAL LTD. LOGO]

                           CONSOLIDATED BALANCE SHEETS
                                   (UNAUDITED)

                                                                  AS AT              AS AT
                                                                 JUNE 30,          DECEMBER 31,
                                                                   2004               2003
                                                               -----------      ------------------
                                                                                (Restated - Note 2)
(in thousands of Canadian dollars)

ASSETS
CURRENT
      Cash and cash equivalents                                $    15,550         $    19,165
      Accounts receivable                                           62,576              62,087
      Income taxes recoverable                                         832                 912
      Inventories                                                   37,406              43,816
      Overburden removal costs                                       3,816               4,199
      Prepaid expenses                                               3,358               2,073
                                                               -----------         -----------
                                                                   123,538             132,252
Capital assets [notes 2 & 11]                                    1,397,201           1,428,103
Other assets                                                        26,763              26,758
                                                               -----------         -----------
                                                               $ 1,547,502         $ 1,587,113
                                                               ===========         ===========

LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT
      Credit facility [note 6]                                 $    12,000         $    12,000
      Trade accounts payable and accrued charges                    27,630              38,594
      Accrued interest payable                                      31,807              14,369
      Accrued payroll and employee benefits                         10,678              10,332
      Income taxes payable                                           2,527               2,472
      Current portions of
            Long-term debt [note 6]                                 46,279              46,342
            Asset retirement obligations [notes 2 & 11]             14,462              17,829
            Future income taxes                                      1,603               1,438
      Due to Luscar Energy Partnership [note 12]                    38,808              34,638
      Due to Luscar Coal Income Fund [note 12]                         245                 245
      Due to Sherritt International [note 12]                          500               1,236
                                                               -----------         -----------
                                                                   186,539             179,495
Accrued pension benefit obligation                                  10,669               9,991
Long-term debt [note 6]                                            386,158             365,934
Promissory notes due to LEP                                        298,605             298,605
Subordinated notes due to LCIF                                     642,969             642,969
Asset retirement obligations [notes 2 & 11]                         90,764              90,509
Future income taxes                                                320,855             349,094
                                                               -----------         -----------
                                                                 1,936,559           1,936,597
                                                               -----------         -----------
SHAREHOLDERS' DEFICIT
      Share capital                                                 14,191              14,191
      Deficit                                                     (403,248)           (363,675)
                                                               -----------         -----------
                                                                  (389,057)           (349,484)
                                                               -----------         -----------
                                                               $ 1,547,502         $ 1,587,113
                                                               ===========         ===========

See accompanying notes

[LUSCAR COAL LTD. LOGO]

                 CONSOLIDATED STATEMENTS OF EARNINGS AND DEFICIT
                                   (UNAUDITED)

                                                                   THREE MONTHS ENDED                   SIX MONTHS ENDED
                                                                        JUNE 30,                            JUNE 30,
                                                                 2004               2003              2004             2003
                                                               ---------    ------------------     ---------     ------------------
                                                                            (Restated - Note 2)                  (Restated - Note 2)
(in thousands of Canadian dollars)

REVENUE [NOTE 5]                                               $ 122,979         $  84,785         $ 249,465         $ 174,973
EXPENSES AND OTHER INCOME
   Cost of sales                                                  85,833            63,313           173,743           128,723
   Selling, general and administrative expenses                    4,213            12,031             7,907            16,685
   Depreciation and amortization                                  30,654            23,048            54,879            45,891
   Asset retirement obligations accretion [note 11]                2,082             1,723             3,901             3,445
   Foreign currency translation loss (gain) [note 7]               8,440           (31,505)           13,418           (60,735)
   Interest expense [note 8]                                      22,631            15,066            45,649            30,552
   Other income [note 9]                                          (5,313)          (22,607)           (6,945)          (23,995)
                                                               ---------         ---------         ---------         ---------
EARNINGS (LOSS) FROM CONTINUING OPERATIONS BEFORE TAXES          (25,561)           23,716           (43,087)           34,407
Income tax recovery                                               (9,972)          (61,677)          (27,460)          (52,081)
                                                               ---------         ---------         ---------         ---------
NET EARNINGS (LOSS) FROM CONTINUING OPERATIONS                   (15,589)           85,393           (15,627)           86,488
Discontinued operations [note 4]                                   2,053                 -             2,053               858
                                                               ---------         ---------         ---------         ---------
NET EARNINGS (LOSS) FOR THE PERIOD                               (13,536)           85,393           (13,574)           87,346
Deficit, beginning of period                                    (363,712)         (196,224)         (363,674)         (198,177)
Distributions                                                    (26,000)                -           (26,000)                -
                                                               ---------         ---------         ---------         ---------
DEFICIT, END OF PERIOD                                         $(403,248)        $(110,831)        $(403,248)        $(110,831)
                                                               =========         =========         =========         =========

See accompanying notes

[LUSCAR COAL LTD. LOGO]

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)

                                                                THREE MONTHS ENDED                 SIX MONTHS ENDED
                                                                      JUNE 30,                         JUNE 30,
                                                              2004              2003             2004             2003
                                                             --------    -------------------   --------   ------------------
                                                                         (Restated - Note 2)              (Restated - Note 2)
(in thousands of Canadian dollars)

OPERATING ACTIVITIES
Net earnings (loss) for the period                           $(13,536)        $ 85,393         $(13,574)        $ 87,346
Non-cash items:
   Depreciation and amortization                               30,654           23,048           54,879           46,849
   Asset retirement obligations accretion                       2,082            1,723            3,901            3,445
   Future income taxes                                         (9,773)         (62,261)         (28,074)         (45,963)
   Foreign currency translation loss (gain) [note 7]            8,024          (30,992)          13,024          (60,397)
   Loss (gain) on disposal of capital assets [note 9]          (1,403)             117           (2,816)          (6,697)
   Loss (gain) on settlement of ARO [note 9]                     (251)             865           (1,109)           1,057
   Gain on Fording settlement                                  (3,350)               -           (3,350)               -
   Pension expense in excess of funding [note 9]                  452              249              678              131
   Other                                                         (226)           2,441           (1,046)          (1,775)
Asset retirement obligations costs                             (6,940)          (5,629)         (10,162)          (6,838)
Change in non-cash working capital                             12,866          (11,461)          15,173            5,756
                                                             --------         --------         --------         --------
                                                               18,599            3,493           27,524           22,914
                                                             --------         --------         --------         --------
INVESTING ACTIVITIES
Capital asset purchases                                        (3,152)          (6,430)          (4,672)         (11,186)
Proceeds on disposal of capital assets                          1,898              160            3,500            1,262
Other investments                                                   -              (75)               -                -
                                                             --------         --------         --------         --------
                                                               (1,254)          (6,345)          (1,172)          (9,924)
                                                             --------         --------         --------         --------
FINANCING ACTIVITIES
Financial instruments                                                             (629)                           (1,333)
Repayments of long-term debt [note 6]                          (3,418)         (22,147)          (4,143)         (22,729)
Distribution to partners                                      (26,000)               -          (26,000)               -
                                                             --------         --------         --------         --------
                                                              (29,418)         (22,776)         (30,143)         (24,062)
                                                             --------         --------         --------         --------
Change in cash position                                       (12,073)         (25,628)          (3,791)         (11,072)
Foreign currency translation loss (gain) [note 7]                 198             (359)             176           (1,286)
Cash position, beginning of period                             15,425           20,523            7,165            6,894
                                                             --------         --------         --------         --------
Cash position, end of period                                 $  3,550         $ (5,464)        $  3,550         $ (5,464)
                                                             ========         ========         ========         ========

Cash position consists of:
   Cash and cash equivalents                                 $ 15,550         $      -         $ 15,550         $      -
   Bank indebtedness                                                -           (5,464)               -           (5,464)
   Credit facility                                            (12,000)               -          (12,000)               -
                                                             --------         --------         --------         --------
Cash position, end of period                                 $  3,550         $ (5,464)        $  3,550         $ (5,464)
                                                             ========         ========         ========         ========

Interest paid                                                $ 24,094         $ 28,757         $ 34,679         $ 31,428
Income taxes paid                                            $     29         $    462         $    842         $    924

See accompanying notes

[LUSCAR COAL LTD. LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         SIX MONTHS ENDED JUNE 30, 2004
                                   (Unaudited)

1.    BASIS OF PRESENTATION

The quarterly consolidated financial statements presented herein are unaudited. The statements have been prepared in accordance with Canadian generally accepted accounting principles ("GAAP") and follow the same accounting policies as the annual audited consolidated financial statements and related notes contained in the Luscar Energy Partnership ("LEP") and Luscar Coal Ltd. ("LCL") Form 20-F filed June 30, 2004 with the United States Securities and Exchange Commission ("SEC"), except as described in Note 2, but do not contain certain disclosures required by generally accepted accounting principles for annual statements. Readers should be cautioned that interpretation of annual financial results without a full set of accompanying notes could be misleading. All amounts are in thousands of Canadian dollars unless otherwise stated.

2.    CHANGES IN ACCOUNTING POLICIES AND ESTIMATES

    INTERIM FINANCIAL STATEMENTS

Effective June 30, 2004, the Canadian Institute of Chartered Accountants ("CICA") revised Section 1751, Interim Financial Statements, which requires certain disclosures in interim financial statements of benefit costs as determined by Section 3461, Employee Future Benefits. The new disclosures are provided in note 10.

    ASSET RETIREMENT OBLIGATIONS (SEE NOTE 11)

In March 2003, the CICA issued new accounting rules dealing with asset retirement obligations, which come into effect for fiscal years beginning on or after January 1, 2004. This change in accounting policy was applied retroactively and accordingly, the financial statements of prior periods were restated. The rules address financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The standard applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development, and use of the asset. The rules require that the estimated fair value of an asset retirement obligation be recognized as a liability in the period incurred. A corresponding amount is added to the carrying amount of the associated asset and depreciated over the asset's useful life. The liability is accreted over time through charges to earnings to reflect changes in its present value. This differs from the previous practice, which involved accruing for the estimated reclamation, site restoration, and mine closure liability through charges to earnings on a unit of production basis over the expected life of each mine's reserves.

The new accounting policy was implemented on January 1, 2004 on a retroactive basis with restatement of prior periods. The cumulative effect of the new accounting standard on the balance sheet at December 31, 2003 was to increase capital assets by $7,923, decrease future income taxes by $19,359, increase asset retirement obligations by $67,030, and decrease opening retained earnings by $39,065. The effect of the change in policy on the statement of earnings for the three months ended June 30, 2003 was a $1,014 decrease in net earnings for the period. For the six months ended June 30, 2003, the impact was a $2,469 decrease in net earnings for the period.

    CHANGE IN ESTIMATED USEFUL LIVES

Concurrent with the implementation of the new accounting rules related to asset retirement obligations, LCL undertook a comprehensive review of the estimated useful lives of capital assets. As a result of this review, the depreciation and amortization of capital assets was reduced resulting in a reduction of $2,636 in this quarter and $5,312 for the first six months of 2004.

[LUSCAR COAL LTD. LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         SIX MONTHS ENDED JUNE 30, 2004
                                   (Unaudited)

    IMPAIRMENT OF LONG-LIVED ASSETS

In 2003, the CICA issued Section 3063, Impairment of Long-lived Assets, which is effective for fiscal years beginning on or after April 1, 2003. This Section provides guidance on recognizing, measuring and disclosing impairment of long-lived assets. There was no impairment losses recorded in respect of long-lived assets in the second quarter of 2004.

    GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

CICA Handbook Section 1100, Generally Accepted Accounting Principles, was issued in October 2003, and is effective for fiscal years beginning January 1, 2004. The section establishes standards for financial reporting in accordance with GAAP and clarifies the relative authority of various accounting pronouncements and other sources within GAAP. There was no impact to the financial statements in adopting this new standard.

    GENERAL STANDARDS OF FINANCIAL STATEMENT PRESENTATION

In July 2003, the CICA issued Section 1400, General Standards of Financial Statement Presentation, which is effective for fiscal years beginning on January 1, 2004. This standard clarifies what constitutes fair presentation in accordance with GAAP, which involves providing sufficient information in a clear and understandable manner about certain transactions or events of such size, nature and incidence that their disclosure is necessary to understand LCL's financial statements. This standard is reflected in these financial statements and there are no material differences as a result of the implementation.

    HEDGING RELATIONSHIPS

In 2003, the CICA issued Accounting Guideline 13, Hedging Relationships, which deals with the identification, documentation, designation and effectiveness of hedges and also the discontinuance of hedge accounting but does not specify hedge accounting methods. This guidance is applicable to hedging relationships in effect for fiscal years beginning on or after July 1, 2003. The implementation of this guideline did not materially change the accounting policies in use and as a result, it did not have an impact on these financial statements.

EIC Abstract 128, Accounting for Trading, Speculative or Non-hedging Derivative Financial Instruments, requires most freestanding derivative financial instruments that do not qualify for hedge accounting under Accounting Guideline 13, to be recognized on the balance sheet at fair value. The adoption of this Abstract had no impact on these financial statements.

    REVENUE RECOGNITION

In December 2003, the CICA issued EIC Abstract 141, Revenue Recognition, which incorporates the principles and summarizes the guidance in the U.S. Securities and Exchange Commission Staff Accounting Bulletin 101, Revenue Recognition in Financial Statements. The abstract also provides interpretative guidance on the application of CICA Handbook Section 3400, Revenue. The abstract has been applied prospectively commencing January 1, 2004. The adoption of this abstract had no impact on the financial statements.

    GUARANTEES

During 2003, LCL adopted the CICA Accounting Guideline 14, Disclosure of Guarantees. This new policy requires the disclosure of information regarding certain types of guarantee contracts that require payments contingent on specified types of future events. All significant guarantee contracts are disclosed within the notes to the annual financial statements.

[LUSCAR COAL LTD. LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         SIX MONTHS ENDED JUNE 30, 2004
                                   (Unaudited)

    CONSOLIDATION OF VARIABLE INTEREST ENTITIES

Amended Accounting Guideline AcG-15, Consolidation of Variable Interest Entities, is expected to be finalized later in 2004. The guideline provides for the application of consolidation principles to certain entities that are subject to control on a basis other than ownership of voting interests. Once the guideline has been finalized, we will assess the impact on our consolidated financial statements. This guideline is expected to be effective for periods beginning on or after November 1, 2004.

3.    ACQUISITION

On October 17, 2003 LCL acquired 100% of the shares of Sherritt Coal Acquisition Inc. ("SCAI"), a wholly owned subsidiary of Sherritt Coal Partnership II ("SCPII"). LEP, LCL, SCAI and SCPII are all owned, as to 50% each, directly or indirectly, by Sherritt International Corporation ("Sherritt") and Ontario Teachers' Pension Plan Board ("Teachers'"). The sale was completed for total consideration of $455,000. The transaction has been recorded in the financial statements at the net asset carrying amount of $208,838. The difference of $246,162 between the consideration paid and the carrying value of the assets received is considered an equity distribution and is charged to equity in the current year. Subsequent to the purchase of SCAI, Sherritt and Teachers' made a cash equity contribution to LEP of $298,605, which was used to acquire the promissory notes due from LCL.

The allocation of the values of assets and liabilities acquired was completed in the fourth quarter of 2003. A third party independent valuator provided an opinion that the transaction was fair from a financial point of view to the holders of LCL's 9.75% senior notes based upon and subject to, amongst other things, the scope of their review and limitations and assumptions as outlined in their opinion letter and an indemnity in certain circumstances. The opinion was one factor among many that the management committee of LEP considered in contemplation of the transaction.

The assigned fair values of the underlying net assets acquired are summarized as follows:

ACQUISITION FUNDING AND COST
(in thousands of Canadian dollars)
Cash                                                                              $  70,000
Fording Canadian Coal Trust ("FCCT") units                                           86,395
Promissory notes                                                                    298,605
                                                                                  ---------
                                                                                    455,000
                                                                                  ---------
IDENTIFIABLE NET ASSETS ACQUIRED
Capital assets                                                                      228,264
Working capital                                                                       2,831
Cash                                                                                  1,356
Short-term debt                                                                     (12,000)
Long-term debt                                                                       (6,043)
Future income taxes                                                                  (5,570)
                                                                                  ---------
                                                                                    208,838
                                                                                  ---------
Difference                                                                          246,162
Equity impact from disposal of FCCT units, net of applicable taxes of $553            2,482
                                                                                  ---------
Net assets acquired in excess of liabilities assumed                              $ 248,644
                                                                                  =========

[LUSCAR COAL LTD. LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         SIX MONTHS ENDED JUNE 30, 2004
                                   (Unaudited)

4.    DISCONTINUED OPERATIONS

During the first quarter of 2003, LCL exchanged its metallurgical coal assets and port facilities for units in the FCCT. LCL received 2,979,000 units of the trust and affiliates of Sherritt and Teachers' received 221,000 units of the trust for a total value of $100,801 in exchange for these assets. LCL received $16,156 related to the estimate of working capital for the metallurgical assets. A loss of $460, net of taxes of $6,346 and selling expenses of $744, was recorded on the disposal in the first quarter of 2003.

On June 18, 2004 LCL reached an agreement with Fording Inc., Elk Valley Coal Partnership, and Consol Energy Inc. (and subsidiaries) settling the majority of issues that had previously been outstanding related to the transfer of the metallurgical coal assets to FCCT effective February 28, 2003. Certain elements of the original sale agreement had not been finalized due to differences in interpretation between the parties to the transaction. Settled issues include working capital adjustments, certain payments made under the agreement and obligations for reclamation activities. As a result of the transferring of the reclamation liability for the Luscar mine to Elk Valley Coal Partnership, we were able to reduce our reclamation bonding requirements by $6,467. As a result of the settlement agreement, LCL recorded a gain of $2,053 net of taxes of $476 in the second quarter of 2004 in discontinued operations.

The results of discontinued operations are as follows:

                                          THREE MONTHS ENDED           SIX MONTHS ENDED
                                                JUNE 30,                  JUNE 30,
                                            2004         2003        2004           2003
                                          -------        ---        ------   ------------------
                                                                             (Restated - Note 2)
(in thousands of Canadian dollars)

Net income                                $     -        $ -        $    -        $ 1,318
Gain on settlement agreement                2,053          -         2,053             -
Loss on sale of assets (see below)              -          -             -           (460)
                                          -------        ---        ------        -------
                                          $ 2,053        $ -        $2,053        $   858
                                          =======        ===        ======        =======

In the first quarter of 2003, income from the metallurgical assets for the period prior to the sale was $1,318 net of taxes of $938. During the same period revenues were $29,258.

[LUSCAR COAL LTD. LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         SIX MONTHS ENDED JUNE 30, 2004
                                   (Unaudited)

The carrying values of the assets and liabilities related to the discontinued operations were as follows:

                                                       AS AT
                                                    FEBRUARY 28
                                                       2003
                                                -------------------
                                                (Restated - Note 2)
Accounts receivable                                  $   2,653
Inventories                                             24,594
Overburden removal costs                                23,827
Capital assets                                          66,731
Other assets                                             1,823
                                                     ---------
Total assets                                           119,628
                                                     ---------

Bank overdraft                                           1,020
Accounts payable and accrued charges                    12,473
Asset retirement obligations                             6,892
Capital leases                                           2,189
Other liabilities                                        1,267
                                                     ---------
Total liabilities                                       23,841
                                                     ---------
Net assets related to discontinued operations        $  95,787
                                                     =========

LOSS ON SALE OF ASSETS
Proceeds                                             $ 100,801
Overburden removal costs                               (23,827)
Capital assets                                         (66,731)
Other assets                                            (1,823)
Asset retirement obligations                             6,892
Capital leases                                           2,189
Other liabilities                                        1,267
Liabilities retained by LCL                            (12,138)
Taxes                                                   (6,346)
Selling expenses                                          (744)
                                                     ---------
Loss on sale of assets                               $    (460)
                                                     =========

Under the terms and conditions of the sale agreement, LCL retained liabilities relating to severance, unfunded pension plans, and accrued reclamation costs in total of $12,138.

[LUSCAR COAL LTD. LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         SIX MONTHS ENDED JUNE 30, 2004
                                   (Unaudited)

Net cash flows relating to the discontinued operations presented on the statement of cash flows are detailed as follows:

                                                     THREE MONTHS ENDED         SIX MONTHS ENDED
                                                          JUNE 30,                  JUNE 30,
                                                      2004         2003        2004           2003
                                                     ------        ----       ------        --------
(in thousands of Canadian dollars)

Operating activities                                 $2,529        $ -        $2,529        $ 21,689
Investing Activities                                      -          -             -            (313)
Financing Activities                                      -          -             -         (21,889)
                                                     ------        ---        ------        --------
Cash flows related to discontinued operations        $2,529        $ -        $2,529        $   (513)
                                                     ======        ===        ======        ========

5.    REVENUES

LCL owns and operates surface mines located in western Canada, producing coal for consumption by domestic and foreign customers LCL's mining operations are accounted for as one segment having similar economic and operating characteristics, customers and operations, and have been aggregated for the purpose of revenue reporting. Revenue from discontinued operations has been removed.

Disclosures with respect to export and domestic sales are as follows:

                                       THREE MONTHS ENDED    THREE MONTHS ENDED     SIX MONTHS ENDED      SIX MONTHS ENDED
                                         JUNE 30, 2004         JUNE 30, 2003          JUNE 30, 2004         JUNE 30, 2003
                                       ------------------    ------------------    -------------------   -------------------
(in thousands of Canadian dollars        SALES                 SALES                 SALES                SALES
except volumes which are in             REVENUE   TONNES      REVENUE   TONNES      REVENUE     TONNES    REVENUE     TONNES
thousands of tonnes)                   ---------  ------      --------  ------     ---------    ------   ---------    -----
Export                                 $  12,307    295      $ 21,939      563     $  28,543       638   $  33,882      786
Domestic                                 110,672  8,980        62,846    4,307       220,922    18,748     141,091    9,035
                                       ---------  -----      --------    -----     ---------    ------   ---------    -----
                                       $ 122,979  9,275      $ 84,785    4,870     $ 249,465    19,386   $ 174,973    9,821
                                       =========  =====      ========    =====     =========    ======   =========    =====

Export coal sales are generally denominated in United States dollars.

Revenues are derived from significant customers and in some cases substantially all production from a particular mine is sold to one customer. The number of customers, each accounting for more than 10% of revenue by type of operation, is as follows:

                                     THREE MONTHS ENDED       THREE MONTHS ENDED          SIX MONTHS ENDED      SIX MONTHS ENDED
                                       JUNE 30, 2004             JUNE 30, 2003             JUNE 30, 2004         JUNE 30, 2003
                                    ---------------------   -----------------------    ----------------------  -------------------
                                     SALES     NUMBER OF    SALES        NUMBER OF      SALES      NUMBER OF    SALES    NUMBER OF
(in thousands of Canadian dollars)  REVENUE    CUSTOMERS   REVENUE       CUSTOMERS     REVENUE     CUSTOMERS   REVENUE   CUSTOMERS
                                    -------    ---------   --------      ---------    ---------    ---------   -------   ---------
Major Customers                     $ 78,560      3        $ 63,275          2        $ 165,510         3     $ 123,770        2

[LUSCAR COAL LTD. LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         SIX MONTHS ENDED JUNE 30, 2004
                                   (Unaudited)

Credit risks are minimized to the extent that customers include major domestic utilities and accounts receivable on export sales are generally insured under Canadian government export receivables insurance programs or secured by letters of credit.

6.    LONG-TERM DEBT

                                                                       AS AT             AS AT
                                                                      JUNE 30,        DECEMBER 31,
                                                                       2004              2003
                                                                     ---------         ---------
Senior notes, at issue date                                          $ 429,660         $ 429,660
Cumulative foreign currency translation gain since issue date          (61,050)          (74,250)
                                                                     ---------         ---------
Senior notes, at balance sheet date                                    368,610           355,410

9.625% promissory note, due December 30, 2004                           89,300            89,300
Less sinking fund                                                      (48,108)          (46,191)
                                                                     ---------         ---------
                                                                        41,192            43,109

Capital lease obligations                                               19,515             8,957

Pension deficit obligation                                               3,120             4,800
                                                                     ---------         ---------

Long-term debt                                                         432,437           412,276
Current portion of long-term debt                                      (46,279)          (46,342)
                                                                     ---------         ---------
                                                                     $ 386,158         $ 365,934
                                                                     =========         =========

Effective February 4, 2004, LEP and LCL signed a senior credit agreement with a syndicate of Canadian chartered banks consisting of a revolving 364 day operating credit facility that permits maximum aggregate borrowings of $115,000, subject to a borrowing base, which includes accounts receivable, coal inventories, a $25,000 charge on a dragline, and a general assignment of LCL's assets. The facility is split into two tranches, the Reclamation Letter of Credit ("LC") facility and the Working Capital facility. Up to $65,000 of reclamation letters of credit can be issued under the Reclamation LC facility. To date $51,882 of letters of credit, providing reclamation security, have been issued. Under the Working Capital facility, up to $50,000 in advances may be made, including up to $25,000 in letters of credit. As of June 30, 2004, $12,000 in cash and $2,450 in letters of credit have been drawn against this facility. Interest rates payable or advances under the facility are based on prime lending rates plus interest rate margins ranging from 0.25% to 1.25% depending on LEP's ratio of debt to operating earnings before interest, taxes, depreciation and amortization ("EBITDA").

Prior to the replacement of the credit facilities, as indicated above, LEP and LCL were party to a senior credit agreement with a syndicate of Canadian chartered banks consisting of a revolving 364 day operating credit facility that permits maximum aggregate borrowings of $100,000, subject to a borrowing base, which includes accounts receivable, coal inventories and a $25,000 charge on a dragline. Up to $75,000 of the credit facility may be used to secure letters of credit. Interest rates payable or advances under the facility are based on prime lending rates plus interest rate margins ranging from 0.25% to 1.25% depending on LEP's ratio of debt to EBITDA. In November 2003, the senior credit agreement was extended until February 29, 2004 under the same terms and conditions and replaced February 4, 2004.

Prior to the replacement of the credit facilities, as indicated above, and as a result of the acquisition of the new thermal assets effective October 17, 2003, LEP and LCL assumed Sherritt Coal Acquisition Inc.'s senior credit agreement with a Canadian chartered bank, consisting of a 364 day operating credit facility that permits maximum aggregate borrowings of $15,000, guaranteed by a partner of LEP. In November 2003, this facility was extended until February 29, 2004 under the same terms and conditions and replaced February 4, 2004.

[LUSCAR COAL LTD. LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         SIX MONTHS ENDED JUNE 30, 2004
                                   (Unaudited)

Capital leases for new equipment totaling $12,174 were entered in the quarter as LCL entered into a long-term mine support equipment agreement with Finning (Canada), which involves the leasing of equipment as part of a plan to reduce the maintenance costs and increase equipment utilization.

Obligations under capital lease on specific mining equipment bear interest rates ranging from 4.6% to 6.6%. These capital leases mature between 2004 and 2009 and are repayable by blended monthly payments of principal and interest.

On May 18, 2003, the promissory note for $45,000 at 12.75% was repaid. Under the terms of a coal supply agreement, the $21,379 excess of the principal amounts over the sinking fund balance was recovered from our customer and included in other income in the second quarter of 2003.

The pension deficit obligation relates to obligations under the Line Creek defined benefit pension plan, which was under-funded at the date of transfer from LCL. Following the completion of an actuarial valuation, the total obligation was determined to be $5,200. This amount is repayable in equal installments over 5 years and outstanding amounts bear interest at 6.5% per annum. The first two payments of $1,040 were paid during the quarter after the finalization of the actuarial valuation.

7.    FOREIGN CURRENCY TRANSLATION

Foreign currency translation gains and losses consist of the following:

                                                        THREE MONTHS ENDED                SIX MONTHS ENDED
                                                             JUNE 30,                         JUNE 30,
                                                     2004              2003             2004             2003
                                                    --------         --------         --------         --------
(in thousands of Canadian dollars)

Foreign currency translation loss (gain) on:
Senior notes                                        $  8,222         $(31,351)        $ 13,200         $(61,683)
US dollar cash balances                                 (198)             359             (176)           1,286
Working capital balances                                 416             (513)             394             (338)
                                                    --------         --------         --------         --------
                                                    $  8,440         $(31,505)        $ 13,418         $(60,735)
                                                    ========         ========         ========         ========

[LUSCAR COAL LTD. LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         SIX MONTHS ENDED JUNE 30, 2004
                                   (Unaudited)

8.    INTEREST EXPENSE

Interest expense (income) consists of the following:

                                                               THREE MONTHS ENDED                SIX MONTHS ENDED
                                                                    JUNE 30,                         JUNE 30,
                                                              2004             2003            2004            2003
                                                            --------         --------         -------        --------
(in thousands of Canadian dollars)

Senior notes                                                $  9,104         $  9,216         $17,990        $ 19,239
Promissory notes net of sinking fund interest income           1,414            2,746           2,828           5,306
Financial instruments                                              -              131               -            (317)
Capital leases                                                   251               50             403             100
Reclamation security                                           1,466              564           2,114           1,100
Other interest (income) expense                                 (567)             (43)             59             318
                                                            --------         --------         -------        --------
                                                              11,668           12,664          23,394          25,746
LEP promissory notes                                           8,764                -          17,451               -
Subordinated notes                                             2,199            2,402           4,804           4,806
                                                            --------         --------         -------        --------
                                                            $ 22,631         $ 15,066         $45,649        $ 30,552
                                                            ========         ========         =======        ========

9.    OTHER INCOME

Other income consists of the following:

[LUSCAR COAL LTD. LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         SIX MONTHS ENDED JUNE 30, 2004
                                   (Unaudited)

                                                          THREE MONTHS ENDED                SIX MONTHS ENDED
                                                               JUNE 30,                         JUNE 30,
                                                        2004             2003             2004             2003
                                                      --------         --------         --------         --------
(in thousands of Canadian dollars)

Boundary Dam promissory note                          $      -         $(21,379)        $      -         $(21,379)
Recovery of Crown royalties                                  -             (580)               -             (779)
Net pension plan expense                                   452              249              678              131
Loss (gain) on disposal of assets                       (1,403)             117           (2,816)            (985)
Loss (gain) on settlement of ARO                          (251)             865           (1,109)           1,057
Distributions from Fording Canadian Coal Trust               -           (2,234)               -           (3,009)
Recovery of reclamation services                          (626)               -             (626)               -
Deferred exploration expense                               545                -              690                -
Insurance premium refund                                (2,706)               -           (2,706)               -
Other  (income) expense                                 (1,324)             355           (1,056)             969
                                                      --------         --------         --------         --------
                                                      $ (5,313)        $(22,607)        $ (6,945)        $(23,995)
                                                      ========         ========         ========         ========

Net pension plan expense excludes certain current service and other costs, which are included in cost of sales.

10.   EMPLOYEE FUTURE BENEFITS

LCL sponsors defined benefit and defined contribution pension arrangements covering substantially all of its employees. The majority of its employees are members of defined contribution plans; however, unionized employees at two mines are members of active defined benefit pension plans. LCL has several other defined benefit pension plans in which most members have elected to convert their entitlement to defined contribution plans. LCL uses actuarial reports and updates prepared by independent actuaries for funding and accounting purposes. LCL has no other retirement or post-employment benefits.

LCL's pension expense for the second quarter of 2004 was $1,455 and $2,702 year to date (2003 - $1,221 and $2,349 respectively). Total pension expense includes current service costs, interest costs, amortization, allowances and other costs; some of which are included in other income and others which are included in cost of sales.

11.   ASSET RETIREMENT OBLIGATIONS

Our estimates of future asset retirement obligations are based on reclamation standards that meet regulatory requirements. Elements of uncertainty in estimating these amounts include potential changes in regulatory requirements, decommissioning and reclamation alternatives, and amounts to be recovered from other parties. Future reclamation, site restoration, and mine closure costs are estimated to be $149,964. LCL technical personnel review these estimates annually or more frequently as required by regulatory agencies. In connection with future reclamation, site restoration, and mine closure costs, LCL has provided financial assurances of $51,882 in the form of letters of credit to satisfy current regulatory requirements. The following are reconciliations of the beginning and ending liabilities for asset retirement obligations for the periods shown.

[LUSCAR COAL LTD. LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         SIX MONTHS ENDED JUNE 30, 2004
                                   (Unaudited)

                                                         SIX MONTHS          YEAR
                                                           ENDED             ENDED
                                                          JUNE 30,        DECEMBER 31,
                                                           2004              2003
                                                         ----------       ------------
(in thousands of Canadian dollars)

Asset retirement obligations, beginning of period        $ 108,338         $ 106,645
Additional liabilities incurred                              6,475            12,713
Accretion expense                                            3,901             6,889
Liabilities settled                                      $ (13,488)          (17,909)
                                                         ---------         ---------
Asset retirement obligations, end of period              $ 105,226         $ 108,338
Less current portion                                       (14,462)          (17,829)
                                                         ---------         ---------
                                                         $  90,764         $  90,509
                                                         =========         =========

Key assumptions on which the carrying amount of the asset retirement obligations are based are as follows:

(i)   Total undiscounted amount of the estimated cash flow - $149,964

(ii) Expected timing of payment of cash flows is based on the life of mine plans and will be incurred between the current period and 2053.

(iii) Asset retirement obligations are recognized when incurred and recorded as liabilities at fair value assuming a credit-adjusted risk-free rate of approximately 6 per cent on average.

12.   RELATED PARTY TRANSACTIONS

                        AS AT          AS AT
                       JUNE 30,     DECEMBER 31,
                         2004          2003
                       --------     ------------
Due to LEP             $38,808        $34,638
Due to LCIF                245            245
Due to Sherritt            500          1,236
                       -------        -------
                       $39,553        $36,119
                       =======        =======

Periodically, LCL makes advances to or receives advances from related parties, including LEP and LCIF. Except as noted such advances are repayable upon demand and do not bear interest. On a continuing basis, LCL advances its surplus cash to LEP. As at June 30, 2004, LCL had a net receivable of $31,192 (December 31, 2003 - $35,362) less the $70,000 payable for the SCAI acquisition described in
Note 4 for a total amount due to LEP of $38,808 (December 31, 2003 - $34,638). At June 30, 2004, LCL had an amount owing to Sherritt of $500 (December 31, 2003
- $1,236) for administration services and other expenses.

13.   COMMITMENTS AND CONTINGENCIES

[LUSCAR COAL LTD. LOGO]

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                         SIX MONTHS ENDED JUNE 30, 2004
                                   (Unaudited)

LEP is committed to future annual lease payments in respect of its operating leases for office space, equipment and vehicles. Minimum payments for the next five years are as follows:

(in thousands of Canadian dollars)
The remainder of 2004                           $    951
2005                                               1,901
2006                                               1,901
2007                                               1,901
2008                                               1,901
Thereafter                                           545
                                                --------
                                                $  9,100

As at June 30, 2004, LCL has the following fixed-price commodity purchase arrangements outstanding, representing a total commitment of $1,200 for the remainder of 2004:

- natural gas purchase agreement at a fixed price for specified monthly quantities until the end of 2004 at the Coal Valley mine,

- electricity purchase agreement at a fixed price for specified megawatts per hour until the end of 2004 for all of Luscar Ltd.,

- natural gas purchase agreement at a fixed price for quantities as required by the mine at the Obed Mountain mine.

14.   COMPARATIVE FIGURES

Certain 2003 comparative figures have been reclassified to conform to the presentation adopted for 2004.